Exhibit 10.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

VIRTUSA CORPORATION,

ETOUCH SYSTEMS CORP.,

THE EQUITYHOLDERS OF ETOUCH SYSTEMS CORP.

and

ANIRUDDHA GADRE,
in his capacity as the Equityholders’ Representative (for the purposes described herein)

March 12, 2018

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH EQUITYHOLDER		47
5.1	Organization; Authority	47
5.2	Title to Common Shares	47
5.3	No Conflicts	47
5.4	Litigation	48
5.5	No Brokers	48
5.6	Disclaimer of Other Representations and Warranties	48

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		49
6.1	Organization	49
6.2	Authority	49
6.3	No Conflict; Consents	49
6.4	No Brokers	49
6.5	No Reliance	50
6.6	Disclaimer of Other Representations and Warranties	50

ARTICLE VII ADDITIONAL AGREEMENTS		50
7.1	Public Disclosure; Confidentiality	50
7.2	E&O Tail Insurance Policy	51
7.3	Employee Benefit Arrangements	51
7.4	Tax Matters	52
7.5	Financial Statements	53
7.6	Release	54
7.7	Restrictive Covenants	56
7.8	Termination of Agreements	56
7.9	Further Assurances; Integration Assistance	57

ARTICLE VIII CLOSING DELIVERABLES		57
8.1	Closing Deliverables and Actions	57

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		59
9.1	Survival	59
9.2	Equityholder Indemnification	59
9.3	Purchaser Indemnification	63
9.4	Notice; Defense of Claims	64
9.5	Remedies Exclusive	65
9.6	Treatment of Indemnity Payments	65
9.7	Offsets	65
9.8	Mitigation	66

ARTICLE X EQUITYHOLDERS’ REPRESENTATIVE		66
10.1	Appointment	66
10.2	Authorization	66
10.3	Orders	67
10.4	Removal of Equityholders’ Representative; Authority of Equityholders’ Representative	67
10.5	Irrevocable Appointment	67
10.6	Tax Reporting	67

ARTICLE XI GENERAL PROVISIONS		67
11.1	Notices	67
11.2	Disclosure Schedules	68
11.3	Assignment	69
11.4	Severability	69
11.5	Interpretation	69
11.6	Fees and Expenses	69
11.7	Choice of Law/Consent to Jurisdiction	69
11.8	Amendment	70
11.9	No Agreement Until Executed	70
11.10	Mutual Drafting	70
11.11	Specific Performance	70
11.12	Miscellaneous	70
11.13	Extension; Waiver	71
11.14	Currency Values	71

EXHIBITS

Exhibit A	Indian Equity Purchase Agreement
Exhibit B	Form of Letter of Transmittal

SCHEDULES

Schedule I	Key Employees
Schedule II	Signing Consents
Schedule III	US Pro Rata Portion

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2018, by and among Virtusa Corporation, a Delaware corporation (“Purchaser”), eTouch Systems Corp., a Delaware corporation (the “US Company”), each of the equityholders of the US Company (in his, her or its capacity as such, a “US Equityholder”), and Aniruddha Gadre, in his capacity as the representative of the US Equityholders as provided for herein (the “Equityholders’ Representative”).

WHEREAS, Purchaser wishes to acquire from the US Equityholders, and the US Equityholders wish to sell to Purchaser, all of the issued and outstanding equity of the US Company, on the terms and conditions set forth herein (the “US Purchase”);

WHEREAS, one or more Designated Purchasers wish to acquire from the equity holders of eTouch Systems (India) Pvt. Ltd., a company incorporated in India (the “Indian Company”; and such equity holders, the “Indian Equityholders”), and the Indian Equityholders wish to sell to such Designated Purchaser(s), all of the issued and outstanding equity of the Indian Company, on the terms and conditions set forth herein and the Indian Equity Purchase Agreement (the “Indian Purchase”, and together with the US Purchase, the “Purchase”);

WHEREAS, all requisite approvals for this Agreement, the Related Agreements and the transactions contemplated hereby and thereby by the Company’s governing body have been obtained prior to the execution hereof and any applicable regulatory approvals will be obtained prior to the closing of the transactions contemplated hereby and thereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser to enter into this Agreement:  (i) each of the Persons listed on Schedule I (each, a “Key Employee”) has entered into employment documents with the Company, Purchaser or a Subsidiary thereof, each such employment document to be contingent on and effective immediately after the Closing, which shall include an employment agreement or an offer letter, a Retention Agreement and other employment-related documents (including Purchaser’s or such Subsidiary’s form of confidentiality and assignment of inventions agreement), each in a form acceptable to Purchaser (the “Key Employee Offer Documents”); and (ii) each of the Persons listed on Schedule II has delivered to Purchaser its irrevocable consent, waiver and approval of the Purchase (including, as provided for on Schedule II, (A) a waiver of any termination right that is triggered as a result of entering into this Agreement, the consummation of the Purchase or otherwise, or (B) a waiver of certain restrictive covenants contained therein), which is in full force and effect as of the date hereof and is in form and substance acceptable to Purchaser (each, a “Signing Consent”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the US Company, the US Equityholders and the Equityholders’ Representative agree as follows:

ARTICLE I
DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“18-Month Payment” has the meaning set forth in Section 2.1(d)(iv).

“18-Month Purchase Price” means $17.5 million minus the Year 2 Payment Deduction, as further reduced in accordance with Section 2.6 and Section 9.2(g).

“Accounting Referee” has the meaning set forth in Section 2.6(b).

“Actual Debt” means Closing Indebtedness, as determined in accordance with Section 2.6(a).

“Actual Working Capital” has the meaning set forth in Section 2.6(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this Agreement only, the US Company and the Indian Company shall be considered Affiliates of one another.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar combined, consolidated, unitary or similar group defined under a similar provision of state, local, or non-US law.

“Agreement” has the meaning set forth in the Preamble.

“Anniversary Payment” has the meaning set forth in Section 2.1(d)(iii).

“Anniversary Purchase Price” means (a) (i) $42.5 million minus (ii) the Year 1 Payment Deduction plus the Holdback Amount, (b) as further reduced in accordance with Section 2.6 and Section 9.2(g).

“Audit Accountant” has the meaning set forth in Section 7.5(a).

“Audit Accountant’s Consent” has the meaning set forth in Section 8.1(a)(viii).

“Audited Financial Statements” has the meaning set forth in Section 4.5(a)(i).

“Base Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Basket” has the meaning set forth in Section 9.2(f)(i).

“Business Day” means any day other than a Saturday or Sunday, a day on which the office of the Secretary of State of the State of Delaware is closed or a day on which banks generally are not open for business in California.

“Cash and Cash Equivalents” means, as of the applicable time, the sum of the fair market value (expressed in United States Dollars) of:  (a) all unrestricted cash and all unrestricted cash equivalents (including amounts held in escrow, marketable securities and short term investments) of the US Company and its Subsidiaries, in each case determined in accordance with GAAP; provided, that except the Intercompany Account between the US Company and the Indian Company, any amount that is held in an account or is to be paid to the US Company from sources outside the United States for purposes of repatriation shall be reduced by the amount of any Tax (without regard to the availability of any future Tax credit or other benefit with respect thereto) that may be applied with respect thereto in the foreign country whether by reason of withholding or otherwise; and (b) all unrestricted cash and all unrestricted cash equivalents (including amounts held in escrow, marketable securities and short term investments) of the Indian Company and its Subsidiaries, in each case determined in accordance with GAAP; provided, that any amount that is held in an account or is to be paid to the Indian Company from sources outside India for purposes of repatriation shall be reduced by the amount of any Tax (without regard to the availability of any future Tax credit or other benefit with respect thereto) that may be applied with respect thereto in the foreign country whether by reason of withholding or otherwise.

“Certificates” has the meaning set forth in Section 3.1(a)(i).

“Chosen Courts” has the meaning set forth in Section 11.7.

“Claim Notice” means a notice in writing delivered by an Indemnified Party to an Indemnifying Party specifying all of the information then available regarding the amount (or a reasonable estimate thereof calculated in good faith) and nature of such claim and shall specify the representation, warranty, covenant or agreement in this Agreement under which the liability or obligation to indemnify is asserted.

“Claims” has the meaning set forth in Section 7.6(a).

“Class A Common Stock” means the US Company’s Class A Common Stock, no par value.

“Class B Common Stock” means the US Company’s Class B Common Stock, no par value.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the unpaid Indebtedness as of immediately prior to the Closing, as determined in accordance with Section 2.6(a).

“Closing Employee Bonus” has the meaning set forth in Section 7.3(a).

“Closing Purchase Price” means $66 million.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Closing Statement Response Notice” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a share of Common Stock.

“Common Share Closing Payment” has the meaning set forth in Section 2.1(c).

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means collectively the US Company and the Indian Company.

“Company Copyrights” has the meaning set forth in Section 4.14(a).

“Company Employee Plan” means:  (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a)

above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company GAAP” means U.S. generally accepted accounting principles, as applied on a consistent basis by the Company and its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or that was developed by or for the Company or any of its Subsidiaries.  “Company Intellectual Property” includes, without limitation, Company Software, Company Patents, Company Marks, and Company Copyrights.

“Company Marks” has the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, conditions, changes, developments, events or effects, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), or operations of the Company and their Subsidiaries, taken as a whole with all such Persons, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which the Company and its Subsidiaries operate generally, except to the extent that such conditions have or would reasonably likely have any disproportionate or unique effect on the Company and their Subsidiaries taken as a whole, (b) war, terrorism or hostilities, except to the extent that such war, terrorism or hostilities have or would reasonably likely have any disproportionate or unique effect on the Company and their Subsidiaries taken as a whole, (c) any changes in general economic or business conditions or the financial or securities markets generally except to the extent that there have been or would reasonably likely have any disproportionate or unique effect on the Company and their Subsidiaries taken as a whole, (d) any change in GAAP or applicable Laws (or interpretation thereof) except to the extent that there have been or would reasonably likely have any disproportionate or unique effect on the Company and their Subsidiaries taken as a whole, and (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions.

“Company Patents” has the meaning set forth in Section 4.14(a).

“Company Software” means software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means (a) any Liabilities incurred by or on behalf of the Company or any of its Subsidiaries (or any Affiliate thereof or any Equityholder, in each case, if required to be paid by the Company or any of its Subsidiaries) in connection with the negotiation and execution of any letter of intent between the US Company and Purchaser, this Agreement, the Related Agreements, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts, and any fees and expenses associated with obtaining any consents, waivers or approvals of any Person), (b) any Liabilities that may become due and payable by the Company or its Subsidiaries as a result of the transactions contemplated hereby or by the Related Agreements and any change of control payments (including any payments due to holders of phantom share equivalents, stock appreciation rights or any other similar Contractual right), bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company or any of its Subsidiaries that are triggered by the transactions contemplated hereby, together with the amount of any payroll or employment Taxes with respect to any such Liabilities, including any Closing Employee Bonuses unpaid as of the Closing, (c) any Liabilities owed to the Equityholders’ Representative solely in his capacity as the Equityholders’ Representative, and (d) any payments or premiums for any and all Insurance Tails.

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Consideration” means any consideration received by the US Equityholders in respect of the Company Shares.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, in each case that is binding on the applicable Person and whether oral or written and including any amendment, waiver or modification made thereto.

“Controlling Party” means the Person controlling the defense of a third party claim as provided for in Section 9.4.

“Covered Information” has the meaning set forth in Section 7.1(b).

“Currency Values” has the meaning set forth in Section 11.14.

“Customer” has the meaning set forth in Section 4.19(a).

“Customer Data” has the meaning set forth in Section 4.14(b)(x).

“Customer Contract” has the meaning set forth in Section 4.12(a)(xi).

“Designated Purchaser” has the meaning set forth in Section 2.9.

“EAR” has the meaning set forth in Section 4.23.

“Employee Loans” means any note, loan or other borrowing owed by a director, manager, partner, officer, employee or other service provider of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries.

“Employee Retention Plan” has the meaning set forth in Section 7.3(a).

“Encumbrance” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer, notice, negotiation or refusal, last matching right, community or marital property interest, transfer restriction of any kind or other similar encumbrance.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Laws” means all applicable Laws, guidance, directions and the like, if any, relating to protection of the Environment, human health or safety or the welfare of any other living organisms which applies to the US Company as well the Indian Company, their premises or activities, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and

Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, (Indian) Environment (Protection) Act,  (Indian) Water (Prevention and Control of Pollution) Act, (Indian) Air (Prevention and Control of Pollution) Act,  (Indian) Hazardous Wastes (Management and Handling) Rules and similar federal, state and local Laws.

“Equityholder Loan” has the meaning set forth in Section 3.1(d).

“Equityholders Loan Repayment” has the meaning set forth in Section 3.1(d).

“Equityholders” means the US Equityholders and the Indian Equityholders.

“Equityholder Prepared Returns” has the meaning set forth in Section 7.4(a).

“Equityholders’ Representative” has the meaning set forth in the Preamble.

“Equityholder’s Shares” has the meaning set forth in Section 5.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company or any of its Subsidiaries under Section 4001(b) of ERISA or part of the same “controlled group” as the Company or any of its Subsidiaries for purposes of Section 302(d)(3) of ERISA.

“Estimated Debt” means the unpaid Indebtedness as of immediately prior to the Closing, which the US Company agrees is $0.

“Estimated Tax Adjustment” has the meaning set forth in Section 2.8(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 4.22.

“Final Adjustment Amount” means an amount equal to the Final Closing Adjustment, if any, owed to the US Equityholders.

“Final Adjustment Amount Consideration” has the meaning set forth in Section 2.1(d)(ii).

“Final Closing Adjustment” has the meaning set forth in Section 2.6(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“FIRPTA Compliance Certificate” means, with respect to the US Company, a properly executed statement and executed notice to the IRS (with written authorization for Purchaser to deliver such notice to the IRS) in a form reasonably acceptable to Purchaser under Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

“Fully Diluted Common Shares Outstanding” means the number of Common Shares.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization; Authority), 4.2 (Capitalization), 4.3 (Subsidiaries), 4.4(a)(i) (No Conflicts with Organizational Documents),  4.8 (Tax Matters), 4.20 (No Brokers), 4.22 (Interested Party Transactions), 5.1

(Organization; Authority), 5.2 (Title to Common Shares and Indian Shares), 5.5 (No Brokers), 6.1 (Organization), 6.2 (Authority), 6.3(i) No Conflicts with Organizational Documents), and 6.4 (No Brokers).

“GAAP” means U.S. generally accepted accounting principles.

“General Cap” equals an amount equal to $8 million.

“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract between the Company and a Governmental Body or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body.

“Governmental Body” has the meaning set forth in Section 4.4(b).

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Historical Financial Information” has the meaning set forth in Section 7.5(a).

“Holdback Amount” means an amount equal to $8 million, as reduced for payments made to Purchaser or any Purchaser Indemnified Party in accordance with the terms set forth herein.

“Holdback Consideration” means an amount equal to the portion of the Holdback Amount that is from time to time distributable to the US Equityholders in accordance with the terms hereof.

“Holdback Expiration Date” has the meaning set forth in Section 2.7.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 4.10(d).

“Indebtedness” means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either Liabilities of the Company or any of its Subsidiaries or guaranteed by the Company or any of its Subsidiaries, including through the grant of any Encumbrance upon any assets of such Person or between the US Company and the Indian Company (or between such Person and any Subsidiary of any such Person):  (a) all outstanding indebtedness for borrowed money; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any Liabilities owed to any Equityholder, any Affiliate of any Equityholder or any Affiliate of the Company, including any distribution, dividend or similar payment accrued, owed, due or payable to any equityholder of the Company in respect of his, her or its equity in the Company; (h) any mortgage or other obligation secured by an Encumbrance; and (i) the aggregate amount of all accrued interest payable on such items under clauses (a) through (h) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (h) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.  For the avoidance of doubt, Indebtedness shall exclude any Company Transaction Expenses.

“Indemnified Party” means a Purchaser Indemnified Party or an Equityholder, as the context so requires.

“Indemnified Taxes” means (a) any and all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period (and any Liabilities attributable thereto), (b) any Liabilities or Taxes incurred or sustained by the Indemnified Parties arising out of a breach of the representations contained in Section 4.8, (c) all Taxes (and any Liabilities attributable thereto) of any member of an Affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (d) any and all Taxes (and any Liabilities attributable thereto) of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relates to an event or transaction occurring on or before the Closing Date, (e) the employer portion of any payroll or employment Taxes with respect to any payments contemplated by this Agreement and (f) any Transfer Taxes.

“Indemnifying Party” means Purchaser or an Equityholder, as the context so requires.

“Indemnity Claim” has the meaning set forth in Section 10.1.

“Indian Company” has the meaning set forth in the Recitals.

“Indian Equity Purchase Agreement” means the Indian Equity Purchase Agreement entered into by and among a Designated Purchaser and the Indian Equityholders as of the date hereof and effective as of the Closing, which is attached hereto as Exhibit A.

“Indian Equityholder” has the meaning set forth in the Recitals.

“Indian Purchase” has the meaning set forth in the Recitals.

“Indian Purchase Price” means $14 million.

“Indian Share” means an equity share of the Indian Company.

“Indian Share Closing Payment” means the amounts payable to each Indian Purchaser in respect of the Indian Shares at the closing of the transactions contemplated by the Indian Equity Purchase Agreement.

“Insurance Tails” means any tail insurance policies purchased by the Company prior to the Closing.

“Intercompany Account” means any intercompany account between the US Company or any of its Subsidiaries, on the one hand, and the Indian Company or any of its Subsidiaries, on the other hand.

“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world:  (a) patents, patent applications of any kind and patent rights (collectively, “Patents”);

(b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; and (F) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“Interested Party” has the meaning set forth in Section 4.22(a).

“IRS” means the Internal Revenue Service.

“Issued Shares” has the meaning set forth in Section 2.1(c).

“ITAR” has the meaning set forth in Section 4.23.

“Key Employee” has the meaning set forth in the Recitals.

“Key Employee Offer Documents” has the meaning set forth in the Recitals.

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of Aniruddha Gadre, Mangesh Mulmule, Sumit Kaushik or Ravi Govil, in each case, after a reasonable investigation and inquiry.

“Law” means any federal, state, local, national or supranational or foreign law (including  laws of the Republic of India, common law), statute, ordinance, rule, regulation, order, code ruling, decree, agency requirement or any similar requirement of any Governmental Body.

“Lease” has the meaning set forth in Section 4.10(b).

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Letter of Transmittal” has the meaning set forth in Section 3.1(a)(i).

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute, contingent or matured or unmatured, known or unknown , on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Body or any litigation, tribunal, court action or proceeding, lawsuit, or binding arbitration.

“Losses” means any actions, proceedings, Liabilities, interest, awards, judgments, penalties, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.  Notwithstanding anything to the contrary herein, in no event shall the inclusion or exclusion of specific types of damages in this definition foreclose the ability of any indemnified party to recover any such damages pursuant to Article IX.

“made available to Purchaser” means contained and accessible by the Purchaser and its advisers and representatives without restriction for a continuous period of at least forty-eight (48) hours immediately prior to the date of this Agreement in the virtual data room hosted by Donnelly Financial and established by the US Company in respect of the transactions contemplated by this Agreement (the “Data Room”).

“Material Contracts” has the meaning set forth in Section 4.12(b).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Net Closing Consideration” means an amount equal to (a) the Closing Purchase Price, minus (b) the Estimated Debt.

“Net Working Capital” means, with respect to the Company and its Subsidiaries, the consolidated current assets less the consolidated current liabilities, determined without giving effect to the transactions contemplated by this Agreement and in accordance with GAAP (unless otherwise provided for herein), including (A) for current assets, Cash and Cash Equivalents (and not all cash and cash equivalents) and accounts receivables shall be net of bad debt reserves, and (B) for current liabilities, any and all Company Transaction Expenses, any and all deferred revenues and prepayments, any unpaid Indemnified Taxes, and accruals for, or amounts incurred, owed, due or payable for, salary, commissions, bonuses, severance, costs, expenses and paid time off accrued, incurred, owed, due, payable or earned on or prior to or at the Closing to any employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries (together with the amount of any payroll or employment Taxes with respect to any such Liabilities), including any Closing Employee Bonuses; provided, however, that notwithstanding the foregoing, Net Working Capital shall specifically exclude (i) any Indebtedness, (ii) any and all Tax assets and Indemnified Taxes to the extent such Indemnified Taxes are factored into the amount of Advance Income Tax or Indirect Tax Recovery pursuant to Sections 3.3 and 3.4, respectively, of the Indian Equity Purchase Agreement, (iii) accounts receivable due to any Equityholder, any Affiliate of any Equityholder or any Affiliate of the Company and (iv) any Employee Loans.  For the avoidance of doubt, Net Working Capital shall exclude all Intercompany Accounts.

“Non-controlling Party” means the Person not controlling the defense of a third party claim as provided for in Section 9.4.

“OFAC” has the meaning set forth in Section 4.23.

“Official” has the meaning set forth in Section 4.25.

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Body.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.

“Organizational Documents” means the certificate of formation, the certificate of partnership, the certificate or articles of incorporation, memorandum of association, articles of association, the certificate of trust, partnership agreement, limited liability company agreement, bylaws, trust agreement and/or other similar governing document of a Person, in each case, in effect as of the date hereof and including all amendments thereto.

“Overall Cap” equals $140 million.

“Payment Acknowledgement” has the meaning set forth in Section 4.

“Payoff Letters” has the meaning set forth in Section 2.3.

“Penalty Fee” has the meaning set forth in Section 7.5(d).

“Per Common Share Cash Closing Consideration” means an amount equal to the quotient obtained by dividing (a) the Net Closing Consideration, by (b) the Fully Diluted Common Shares Outstanding.

“Permit” means permits, approvals, licenses, registrations, consents, approvals, certifications, filings, registrations or qualifications with a Governmental Body.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).  References to a Person are also to its permitted successors and assigns.

“Personal Data” means information collected by or created through any electronic means that would be reasonably likely to identify a natural person and is linked to the identified natural person by the Company, its Subsidiaries or through the use of any product or service of the Company or any of its Subsidiaries.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Privacy Obligations” has the meaning set forth in Section 4.14(b)(ix).

“Pro Forma Financial Information” has the meaning set forth in Section 7.5(b).

“Proceeding” means any action, proceeding, investigation, audit, hearing, litigation, arbitration, suit or other similar proceeding (whether civil, criminal, or administrative) before any Governmental Body.

“Products” means products (including computer programs and applications) licensed, sold, distributed, serviced, marketed, produced and/or otherwise made commercially available by the Company or any of its Subsidiaries for its customers, clients or any other Person.

“Purchase” has the meaning set forth in the Recitals.

“Purchase Price” means sum of the US Purchase Price and the Indian Purchase Price.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” means Purchaser, its Affiliates (including the Company and its Subsidiaries following the Closing) and the respective officers, directors, managers, partners, employees, agents and representatives of Purchaser and any such Affiliate.

“Purchaser Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, conditions, changes, developments, events or effects, is, or would be reasonably likely to be, materially adverse to Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Related Agreements.

“Related Agreement” means any of the Indian Equity Purchase Agreement and the Letters of Transmittal.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Released Parties” has the meaning set forth in Section 7.6(a).

“Releasor” has the meaning set forth in Section 7.6.

“Required Filing Date” has the meaning set forth in Section 7.5(c).

“Required Financial Information” has the meaning set forth in Section 7.5(b).

“Restricted Period” has the meaning set forth in Section 7.7.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its Subsidiaries is currently engaged, or currently demonstrably plans to engage.

“Retention Plan Payroll Taxes” means any payroll or employment Taxes with respect to the payments under the Employee Retention Plan.

“Review Period” has the meaning set forth in Section 2.6(a).

“Schedules” has the meaning set forth in Article IV.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Section 338(h)(10) Election” has the meaning set forth in Section 2.8(a).

“Signing Consent” has the meaning set forth in the Recitals.

“Software” means computer software and databases, together with, as applicable, object code, source code, and embedded versions thereof.

“Special Indemnity” has the meaning set forth in Section 9.2(a)(vii).

“Special Representations” means the representations and warranties set forth in Sections 4.9 (Company Employee Plans), 4.11 (Labor and Employment Matters) and 4.14 (Intellectual Property).

“Spreadsheet” has the meaning set forth in Section 2.5.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Supplier” has the meaning set forth in Section 4.19(a).

“Target Working Capital” means $12.1 million.

“Tax Adjustment” means the amount necessary to cause each US Equityholder’s after-Tax net proceeds from the sale of its equity in the US Company with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that such US Equityholder would have received from the sale of its equity in the US Company had the Section 338(h)(10) Election not been made; provided, that, for purposes of calculating the Tax Adjustment, (i) each US Equityholder shall be deemed to pay taxes at the highest marginal federal, state and local tax rate applicable to any item of income (determined at the time the Tax Adjustment is paid) to which such US Equityholder is actually subject, (ii) the portion of the Company Transaction Expenses deductible by the US Company shall be taken into account in computing such Tax liability, and (iii) no amount shall be included in taxable income with respect to the acceleration of items on income which items would have been accelerated by virtue of a change in accounting method had no Section 338(h)(10) Election been made.

“Transfer Contest” has the meaning set forth in Section 7.4(b).

“Tax Returns” means any report, return, document or other filing supplied or required to be supplied to any Taxing authority or jurisdiction (foreign or domestic) with respect to Taxes (including amended returns and claims for refunds).

“Taxes” means (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or ceasing to be a member of an Affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Third Party IP” has the meaning set forth in Section 4.14(b)(v).

“Transfer Taxes” has the meaning set forth in Section 7.4(e).

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“US Company” has the meaning set forth in the Preamble.

“US Company Board” means the Board of Directors of the US Company.

“US Equityholder” has the meaning set forth in the Preamble.

“US Pro Rata Portion” means, with respect to a US Equityholder, an amount equal to the number of Common Shares held by such US Equityholder, divided by the Fully Diluted Common Shares Outstanding, as set forth on Schedule III hereto.

“US Purchase” has the meaning set forth in the Recitals.

“US Purchase Price” means the Closing Purchase Price, the Anniversary Purchase Price and the 18-Month Purchase Price, together with any Holdback Consideration and any Final Adjustment Amount Consideration.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Year 1 Payments” has the meaning set forth in Section 7.3(a).

“Year 2 Payments” has the meaning set forth in Section 7.3(a).

“Year 1 Payment Deduction” means (a) if positive, (i) the Year 1 Payments paid by Purchaser and its Subsidiaries plus the Retention Plan Payroll Taxes payable as a result of in the Year 1 Payments, minus (ii) $7.5 million, or (b) otherwise, zero.

“Year 2 Payment Deduction” means (a) if positive, (i) the Year 2 Payments that remain payable by Purchaser and its Subsidiaries as of the eighteen (18) month anniversary of the Closing Date plus the Purchaser’s good faith estimate of the Retention Plan Payroll Taxes payable as a result of such Year 2 Payments, minus (ii) $7.5 million, or (b) otherwise, zero.

ARTICLE II
CLOSING OF PURCHASE AND SALE OF COMMON SHARES AND INDIAN SHARES

2.1                               Purchase and Sale.

(a)                           Purchase and Sale of Common Shares from the US Equityholders.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each US Equityholder, severally and not jointly, shall sell, assign, transfer, convey and deliver the Common Shares owned by such US Equityholder, free and clear of all Encumbrances, and Purchaser shall purchase and acquire such Common Shares from the US Equityholders for the consideration set forth in Sections 2.1(c) and 2.1(d) and in accordance with Article III.

(b)                           Purchase and Sale of Indian Shares from the Indian Equityholders.  Upon the terms and subject to the conditions of the Indian Equity Purchase Agreement, at the Closing, each Indian Equityholder, severally and not jointly, shall sell, assign, transfer, convey and deliver the Indian Shares owned by such Indian Equityholder, free and clear of all Encumbrances, and one or more Designated Purchasers shall purchase and acquire such Indian Shares from the Indian Equityholders, all in accordance with the terms of the Indian Equity Purchase Agreement.

(c)                            Payments at Closing on Common Shares.  Subject to the provisions of Section 3.1(a), contemporaneously with the Closing, Purchaser shall pay to each US Equityholder an amount in cash equal to the Per Common Share Cash Closing Consideration times the number of Common Shares held by such US Equityholder (with respect to such US Equityholder, the “Common Share Closing Payment”).  Each such Common Share Closing Payment shall be paid to each US Equityholder in respect of his, her or its Common Shares at the Closing to the extent and subject to the conditions provided in Section 3.1(a).

(d)                           Payments Following the Closing on the Common Shares.  In addition to the payments at Closing contemplated by Section 2.1(c), subject to the provisions of Section 3.1, each US Equityholder shall also be entitled to the following, in cash:

(i)                                     subject to the provisions of Article IX, his, her or its US Pro Rata Portion of the Holdback Consideration, if any, in accordance with Section 9.2(f)(iii) and Section 9.2(h);

(ii)                                  subject to the provisions of Section 2.6, his, her or its US Pro Rata Portion of the Final Adjustment Amount, if any, in accordance with Section 2.6 (the “Final Adjustment Amount Consideration”);

(iii)                               subject to the provisions of Article IX, his, her or its US Pro Rata Portion of the Anniversary Purchase Price (with respect to such US Equityholder, the “Anniversary Payment”), if any, in accordance with Section 3.1(a)(ii); and

(iv)                              subject to the provisions of Article IX, his, her or its US Pro Rata Portion of the 18-Month Purchase Price (with respect to such US Equityholder, the “18-Month  Payment”), if any, in accordance with Section 3.1(a)(ii).

2.2                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 a.m. Boston time on the date hereof, or at such other time or on such other date as the Company and Purchaser mutually agree in writing (the “Closing Date”).  The Closing shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, or at such other place as the Company and Purchaser mutually agree in writing.

2.3                               Payments at Closing for Indebtedness.  At the Closing, the Company shall repay, or Purchaser shall repay on behalf of the US Company (or a Designated Purchaser shall repay on behalf of the Indian Company) to the extent taken into account in the calculation of the Net Closing Consideration, the Indebtedness of the types included in clauses (a), (c), (d), (e), (f), (g), (h) and, if related thereto, (i), of the definition of Indebtedness in accordance with the terms of the applicable Contract and in accordance with the instructions contained in payoff letters for the Indebtedness of the types included in clauses (a), (c), (d), (e), (f) and, if related thereto, (k) (the “Payoff Letters”) that are delivered to Purchaser from or on behalf of the Company prior to the Closing.  The Payoff Letters shall be in form and substance reasonably acceptable to Purchaser and shall include an acknowledgment that all Liabilities of the holder of such Indebtedness have been extinguished, that all Encumbrances are released and that the Company and its representatives are authorized to file evidence of the release of such Encumbrances.  The Company will arrange for such repayment on the Closing Date, and shall take such actions as may be necessary to facilitate such repayment on the Closing Date, and to release any Encumbrance securing any Indebtedness at or prior to the Closing.

2.4                               Company Transaction Expenses.  Prior to the Closing, the US Company shall provide Purchaser with its good faith estimate of the Company Transaction Expenses. Prior to the Closing, the Company shall solicit and use reasonable efforts to obtain signed acknowledgements, or accurate copies thereof, including any electronic confirmation, that all Liabilities relating or in connection therewith have been paid in full, and a customary release of claims against the Company and its Subsidiaries (each, a “Payment Acknowledgement”).  The Payment Acknowledgements shall be in form and substance reasonably acceptable to Purchaser.  Following the Closing, Purchaser shall cause the Company to pay out of the Company Transaction Expenses if and when due out of Company cash.

2.5                               Spreadsheet.  At the Closing, the US Company shall deliver to Purchaser a spreadsheet in a form reasonably acceptable to Purchaser, which shall include the following information set forth below and shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the US Company (the “Spreadsheet”):  (a) with respect to each holder of Common Shares, (i) such Person’s name, domicile address (and if different, last known mailing address) and, if available to the US Company, social security number (or tax identification number, as applicable) and email address, (ii) the Common Shares held by such Person, (iii) the respective certificate number(s) representing such Common Shares, (iv) the respective date(s) of acquisition of such Common Shares, (v) the Common Share Closing Payment to be paid and issued to such Person in respect of such holder’s Common Shares, (vi) the US Pro Rata Portion for such holder in respect of the Common Shares, (vii) any amount required to be withheld from any payment to be made hereunder (including the employer withholding taxes) and the net cash amount to be paid to such Person as a result of any such withholding amount, (viii) whether any such Common Shares are “covered securities” (as defined in §6045 of the Code), and if so, the acquisition price of such Common Shares, (ix) any outstanding Equityholder Loan and the amount thereunder to be repaid at Closing, and (x) such other relevant information that Purchaser may reasonably require; and (b) with respect to each holder of Indian Shares, (i) such Person’s name, domicile address (and if different, last known mailing address) and, if available to the Company, PAN number (or tax identification number, as applicable) and email address, (ii) the Indian Shares held by such Person, (iii) the respective certificate number(s) representing such Indian Shares, (iv) the respective date(s) of acquisition of such Indian Shares, (v) the Indian Share Closing Payment to be paid to such Person in respect of such holder’s Indian Shares, (vi) any amount required to be withheld from any payment to be made hereunder (including the employer withholding taxes) and the net cash amount to be paid to such Person as a result of any such withholding amount, (vii) whether any such in respect of the Indian Shares are “covered securities” (as defined in §6045 of the Code), and if so, the acquisition price of such in respect of the Indian Shares, (viii) any outstanding Equityholder Loan and the amount thereunder to be repaid at Closing and (ix) such other relevant information that Purchaser may reasonably require.

2.6                               Post-Closing Adjustments.

(a)                           Post-Closing Estimates.  Within one-hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to the Equityholders’ Representative a statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) the Net Working Capital as of the close of business on the last Business Day immediately preceding the Closing Date (other than Company Transaction Expenses which shall be calculated as of the Closing and the Closing Employees Bonuses which shall be calculated based on the amounts listed in column (i) of Schedule 7.3(a) and the amount of payroll taxes payable thereon) (the “Actual Working Capital”), and (ii) the Actual Debt, in each case along with reasonable supporting detail to evidence the calculation of such amounts.  The Closing Statement shall be prepared in accordance with the definitions of “Net Working Capital”, “Cash and Cash Equivalents”, “Indebtedness” and “Company Transaction Expenses” as set forth in this Agreement.  The Equityholders’ Representative shall have sixty (60) days following his receipt of the Closing Statement (the “Review Period”) to review the same.  On or before the expiration of the Review Period, the Equityholders’ Representative shall deliver to Purchaser a written statement accepting or objecting (with specific reference to, and supporting calculations, for each item for which he is objecting) to the Closing Statement (the “Closing Statement Response Notice”).  If the Closing Statement Response Notice is not received by Purchaser prior to the expiration of the Review Period, the Closing Statement shall be deemed accepted for all purposes hereunder.

(b)                           Disputes.  In the event that the Equityholders’ Representative objects to all or any portion of the Closing Statement within the Review Period, Purchaser and the Equityholders’ Representative shall promptly meet and in good faith attempt to resolve such objections.  Any such objections which cannot be resolved between Purchaser and the Equityholders’ Representative within thirty (30) days following Purchaser’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 2.6(b).  Should the Equityholders’ Representative and Purchaser not be able to resolve such objections set forth in the Closing Statement Response Notice within the thirty (30) day period described above, the Equityholders’ Representative and Purchaser shall within ten (10) days thereafter submit the matter to an accounting firm mutually acceptable to Purchaser and the Equityholders’ Representative (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the definition of “Net Working Capital”, “Cash and Cash Equivalents”, “Indebtedness” and “Company Transaction Expenses” as set forth in this Agreement.  The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Purchaser and the Equityholders’ Representative and their respective representatives, and not by independent review.  In resolving any disputed item, the Accounting Referee:  (i) shall be bound by the principles set forth in this Section 2.6 and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either the Equityholders’ Representative or Purchaser or less than the smallest value for such item claimed by either Equityholders’ Representative or Purchaser.  The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal.  The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee.  The fees and costs of the Accounting Referee, if one is required, shall be payable by Purchaser, on the one hand, and the Equityholders’ Representative (on behalf of the Equityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amounts actually contested by Purchaser and the Equityholders’ Representative (on behalf of the Equityholders), as determined by the Accounting Referee.

(c)                            Determinations; Adjustments.

(i)                                     If the Actual Working Capital as finally determined pursuant to this Section 2.6 is less than the Target Working Capital, Purchaser shall be entitled to such shortfall in accordance with Section 2.6(d).  If the Actual Working Capital as finally determined pursuant to this Section 2.6 is greater than the Target Working Capital, the US Equityholders shall be entitled to such excess in accordance with Section 2.6(d).

(ii)                                  If the Actual Debt as finally determined pursuant to this Section 2.6 is greater than the Estimated Debt, Purchaser shall be entitled to such excess in accordance with Section 2.6(d).  If the Actual Debt as finally determined pursuant to this Section 2.6 is less than the

Estimated Debt, the US Equityholders shall be entitled to such shortfall in accordance with Section 2.6(d).

(iii)                               Any amounts payable to the US Equityholders or to Purchaser pursuant to clauses (i) and (ii) above, if any, shall be aggregated and paid in accordance with Section 2.6(d) after offsetting any such payments.

(d)                           Payments.  The amount (if any) owed to the US Equityholders, on the one hand, or to Purchaser, on the other hand, pursuant to Section 2.6(c) above shall be referred to as the “Final Closing Adjustment.”  In the event that the Final Closing Adjustment is owed to Purchaser, then an amount in cash equal to the Final Closing Adjustment may, in the sole discretion of Purchaser, be paid from the Holdback Amount to Purchaser (and the Holdback Amount shall thereafter be reduced by such amount) or  set-off against any Anniversary Payments or any 18-Month Payment payable to the US Equityholders as the same becomes due hereunder through a reduction to the Anniversary Purchase Price, the 18-Month Purchase Price or directly from the US Equityholders based on their respective US Pro Rata Portion of such excess.  In the event the Final Closing Adjustment is owed by Purchaser to the US Equityholders, Purchaser shall, or shall cause the Company to, pay to the US Equityholders an amount in cash equal to the Final Closing Adjustment, which amount shall be paid to each US Equityholder based on his, her or its US Pro Rata Portion in accordance with the instructions of the Equityholders’ Representative.  Any payment required under this Section 2.6(d) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.

2.7                               Holdback.     At the Closing, Purchaser shall withhold the Holdback Amount from the Anniversary Purchase Price in a separate bank account opened for purposes of withholding such amount.  The Holdback Amount shall be held by Purchaser in such separate account solely for the purposes set forth in this Agreement for a period ending on the date that is twelve (12) months following the Closing Date (the “Holdback Expiration Date”), and shall be available as one source (and not the exclusive source) to settle certain contingencies as provided in Sections 2.6 and/or 9.2; provided that on the Holdback Expiration Date, Purchaser shall continue to withhold any portion of the Holdback Amount which the Purchaser Indemnified Parties have, in good faith, asserted in any unresolved Claim Notices.  Each US Equityholder’s US Pro Rata Portion of any portion of the Holdback Amount which is not issued or set aside for the satisfaction of such contingencies will be distributable to the US Equityholders based on his, her or its US Pro Rata Portion as provided for herein.

2.8                               Section 338 Elections; Tax Treatment.

(a)                           At the Purchaser’s option, subject to the Purchaser and the Equityholders’ Representative agreeing on the Tax Adjustment as provided for in Section 2.8(c), the US Company and the US Equityholders shall join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Common Shares hereunder (collectively, the “Section 338(h)(10) Election”).  If a Section 338(h)(10) Election is made, the US Equityholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their respective Tax Returns to the extent required by applicable Law.  The Purchaser shall at its election make an election under Code Section 338(g) with respect to the Indian Shares.  If a Section 338(h)(10) Election is made, then Purchaser shall pay the Tax Adjustment (as determined pursuant to Section 2.8(c)) to the Equityholders’ Representative for further distribution to the US Equityholders.

(b)                           If the Purchaser and the Equityholders’ Representative agree on the Tax Adjustment as provided for in Section 2.8(c), the US Equityholders, the Company and Purchaser shall cooperate fully with each other in the making of the Section 338(h)(10) Election.  Following the determination that the

Section 338(h)(10) Election will be made, each US Equityholder shall deliver to Purchaser an executed IRS Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”) and any corresponding forms identified by Purchaser under applicable state or local Law with respect to each such election, in each case duly executed by each US Equityholder, and at any later time reasonably requested by Purchaser, any other documents and forms identified by Purchaser under applicable Law with respect to each such election. The Equityholders’ Representative shall cause the Indian Equityholders to cooperate fully with the Purchaser in the making of the election under Section 338(g) at Purchaser’s request.

(c)                            In the event that Purchaser chooses to make a Section 338(h)(10) Election, the Purchaser shall (i) notify the Equityholders’ Representative of its intention to make a Section 338(h)(10) Election and (ii) within one-hundred fifty (150) days following the Closing, provide to the Equityholders’ Representative a written notice setting forth (A) the allocation of the US Purchase Price for income Tax purposes among the assets of the US Company and (B) a computation of the Tax Adjustment (the “Estimated Tax Adjustment”).  If requested by Purchaser, each US Equityholder will promptly provide any information applicable to Purchaser’s calculation of the Estimated Tax Adjustment.  In the event that the Equityholders’ Representative disagrees with the Purchaser’s computation of the Estimated Tax Adjustment, the Equityholders’ Representative shall provide to the Purchaser, within thirty (30) days of delivery of the Estimated Tax Adjustment, written notice of such disagreement with an alternative computation of the Tax Adjustment; provided, that if such written notice is not provided within such thirty (30) day period, the Estimated Tax Adjustment shall be deemed to be the Tax Adjustment.  The Purchaser and the Equityholders’ Representative shall work together in good faith to arrive at an agreeable computation of the Tax Adjustment if such a disagreement notice is delivered within thirty (30) days of delivery of the notice of disagreement.  If Purchaser and the Equityholders’ Representative cannot resolve any such disagreement with respect to the Tax Adjustment in good faith prior to the date that the Section 338(h)(10) Election is due, the Purchaser shall not make the Section 338(h)(10) Election.

(d)                           Notwithstanding anything to the contrary provided in this Agreement, if the Section 338(h)(10) Election is later invalidated or rejected by a Taxing authority, each US Equityholder shall promptly (and in any event, within five (5) Business Days) pay to Purchaser, upon Purchaser’s request, an amount equal to his, her or its US Pro Rata Portion of the Tax Adjustment by wire transfer of immediately available funds.

(e)                            As promptly as practicable following the Closing, and in any event within sixty (60) days following the Closing Date, the US Equityholders shall use reasonable best efforts to take all actions required so that for all dates since the US Company’s incorporation until the Closing Date, the US Company has qualified as a “small business corporation” within the meaning of Section 1361(b)(1) of the Code.  The US Equityholders will keep Purchaser informed regarding all developments and correspondence with the IRS regarding such actions and an opportunity to consult regarding any responses to, and participate in any discussions with, the IRS.

2.9                               Designated Purchasers.  Notwithstanding any other provision of this Agreement, with respect to the Indian Shares to be purchased from the Indian Equityholders, upon prior written notice to the Company, Purchaser shall designate one or more Affiliates of Purchaser (whether or not existing as of the date hereof) as a designated purchaser hereunder (each such designee, a “Designated Purchaser”).  The designation contemplated hereby shall set forth the name of the Designated Purchaser and the Indian Shares such Designated Purchaser is to acquire at the Closing.  Upon the designation contemplated hereby, each Designated Purchaser shall be deemed a Purchaser for purposes of this Agreement in connection with the acquisition of the applicable Indian Shares (and any reference to Purchaser herein in connection therewith shall automatically be deemed to be a reference to such Designated Purchaser) and such Designated Purchaser shall automatically be assigned the rights and obligations under this Agreement necessary in connection with such designation; provided, however, that Purchaser shall remain liable and responsible for any and all obligations and liabilities of Purchaser hereunder, including all payment obligations of Purchaser, as if such designation did not occur.  Unless Purchaser otherwise provides written notice of a change to the Designated Purchaser, the Designated Purchaser shall be Virtusa Consulting Services Private Limited and Virtusa Software Services Private Limited for all Indian Shares.

ARTICLE III
PAYMENTS OF CONSIDERATION

3.1                               Payment of Consideration.

(a)                           Common Shares.

(i)                                     At the Closing, each holder of Common Shares, conditioned upon surrender of his, her or its certificates representing his, her or its Common Shares (the “Certificates”) duly endorsed in blank or accompanied by duly executed transfer powers (unless such holder has provided the documentation described in Section 3.1(a)(ii)) and any required tax forms reasonably requested by Purchaser, shall be entitled to receive in exchange therefor, and Purchaser shall pay to such holder, his, her or its Common Share Closing Payment.  Purchaser shall pay such amounts to the applicable holder of each such Certificate on the Closing Date by wire transfer of immediately available funds to an account specified by such holder in a letter of transmittal in the form attached hereto as Exhibit B (the “Letter of Transmittal”).  In addition, such holder shall be entitled to the right to receive any other portion of the Consideration he, she or it is entitled to under Section 3.1(d) in accordance with the terms set forth herein.

(ii)                                  Within five (5) Business Days following the one (1) year anniversary of the Closing Date and subject to Section 2.6 and Article IX, each holder of Common Shares, conditioned upon surrender of his, her or its Certificates as contemplated by Section 3.1(a)(i) and any required tax forms reasonably requested by Purchaser, shall be entitled to, and Purchaser shall pay to such holder, his, her or its Anniversary Payment pursuant to the wire transfer instruction in such holder’s Letter of Transmittal (or as otherwise instructed in writing by the Equityholders’ Representative).

(iii)                               Within five (5) Business Days following the eighteen (18) month anniversary of the Closing Date and subject to Section 2.6 and Article IX, each holder of Common Shares, conditioned upon surrender of his, her or its Certificates as contemplated by Section 3.1(a)(i) and any required tax forms reasonably requested by Purchaser, shall be entitled to, and Purchaser shall pay to such holder, his, her or its 18-Month Payment pursuant to the wire transfer instruction in such holder’s Letter of Transmittal (or as otherwise instructed in writing by the Equityholders’ Representative).

(iv)                              If any Certificate shall have been lost, stolen or destroyed, upon the making of a lost certificate indemnity affidavit, in a form reasonably acceptable to Purchaser, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Purchaser will deliver, in exchange for such lost, stolen or destroyed Certificate, the applicable Consideration as provided herein with respect to the shares formerly represented thereby.

(v)                                 If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Purchaser with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a

Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Purchaser that such tax has been paid or is not applicable.

(b)                           To the extent permitted by applicable Law, none of Purchaser or the Company shall be liable to any Person in respect of any portion of the Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)                            No interest shall be payable for any Common Shares delivered to Purchaser pursuant to this Section 3.1 or cash and shares which are subsequently delivered to any former holder of Common Shares.

(d)                           If there exists any note, loan or other borrowing outstanding by an Equityholder to the Company or any of its Subsidiaries (or another Equityholder) (each, an “Equityholder Loan”), any Equityholder Loan shall be repaid in full (with all Encumbrances released) as a condition to receiving any payment for any Common Shares hereunder or any Indian Shares under the Indian Equity Purchase Agreement (the “Equityholder Loan Repayment”).

3.2                               Withholding.  Purchaser and the US Company will be entitled to deduct and withhold from any amount payable under this Agreement such amounts as is required to be deducted and withheld with respect to the making of such payment under the Code or under any other applicable Law.  If Purchaser believes that any payment hereunder is or may be subject to withholding, Purchaser will use reasonable best efforts to notify the Equityholders’ Representative of such withholding requirement at least five (5) Business Days prior to the date such payment is scheduled to be made and Purchaser will reasonably cooperate with the Equityholders’ Representative to mitigate any such withholding to the extent lawfully permitted.  To the extent that such amounts are so withheld pursuant to this Section 3.2, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth on the disclosure schedules of this Agreement (the “Schedules”), the US Company hereby makes to Purchaser the representations and warranties contained in this Article IV as of the date hereof (which representations and warranties shall be (and shall be deemed to be) qualified by the disclosures made in the Schedules as provided for in Section 11.2).

4.1                               Organization; Authority.

(a)                           The US Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Indian Company is a private limited company duly incorporated and validly existing under the Laws of India.  The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as currently conducted and currently proposed to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the Laws of each jurisdiction listed on Schedule 4.1(a) and each other jurisdiction in which the ownership, operation or leasing of its properties or assets or in which the transaction of its business makes such qualification necessary, except such jurisdictions where the failure to be so licensed or qualified has neither had nor is reasonably expected to have a Company Material Adverse Effect.  The Company’s Organizational Documents, current and effective copies of which have been made available to Purchaser or the Designated Purchaser, as the case may be, are complete and correct, and no amendments thereto are pending. The minute books (containing the records of meetings of the shareholders thereof, the governing body and any committees of the governing body) and the record books of the Company reflect in all material respects all corporate actions of the Company taken at such meetings and have been made available to Purchaser or the Designated Purchaser, as the case may be. All such statutory books, records and registers are properly kept, written up to date and are complete in all material respects, and all matters required by statute to be recorded have been truthfully and  accurately recorded in such books, records and registers. Schedule 4.1(a)(i) sets forth a list of all of the officers and directors, managers or partners, as applicable, of the Company and each of its Subsidiaries by legal entity.  Schedule 4.1(a)(ii) lists, by legal entity, every state or foreign jurisdiction in which the Company or any of its Subsidiaries is qualified to do business, has employees or facilities or otherwise has conducted its business in the last five (5) years.

(b)                           The execution, delivery and performance of this Agreement, the Related Agreements and all of the other agreements and instruments executed by the Company pursuant to the requirements set forth herein have been duly authorized by the Company, and no other act (corporate or otherwise) or other proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement, the Related Agreements or the other agreements executed by the Company pursuant to the requirements set forth herein and the consummation of the transactions contemplated hereby or thereby.  Assuming the due authorization, execution and delivery of this Agreement by Purchaser and the Equityholders, this Agreement and each of the Related Agreements constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

(c)                            The governing body of the Company, at a meeting duly called and held, has unanimously (i) determined that the transactions contemplated hereby and the Related Agreements to which it is a party are in the best interests of the Company and its shareholders and (ii) approved and adopted this Agreement, the Related Agreements to it is a party and the transactions contemplated hereby and thereby in accordance with the provisions of applicable Law and its Organizational Document.  All requirements for consents, votes or approvals by the holders of any classes or series of equity of the Company necessary to approve and adopt, and consummate, this Agreement, the Related Agreements to which it is a party and the transactions contemplated hereby and thereby in accordance with the Company’s Organizational Documents and applicable Law have been satisfied.

4.2                               Capitalization. As of the date of this Agreement, (a) the authorized capital stock of the US Company consists of (i) 1,500 shares of Class A Common Stock, of which 1,000 are issued and outstanding as of the date hereof, and (ii) 1,500 shares of Class B Common Stock, of which 1,000 are issued and outstanding as of the date hereof and (b) the authorized capital stock of the Indian Company consists of 50,000 shares of INR 10 each, of which 10,000 are issued and outstanding as of the date hereof.   As of the date hereof, such shares of capital stock of the US Company and the Indian Company are held beneficially and of record by the Persons, and in the amounts, listed on Schedule 4.2.  Except as set forth on Schedule 4.2, no share of stock of the Company is, and such shares of stock have never been, subject to vesting.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as otherwise set forth on Schedule 4.2, there are no outstanding, and there have never been any, subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.  There are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.  There are no equity-appreciation rights, equity-

based performance units, “phantom” equity rights or other similar equity of “phantom” based equity-related Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity price performance or other attribute of the Company, its Subsidiaries or their respective businesses or assets or calculated in accordance therewith.  Schedule 4.2 lists all Equityholder Loans outstanding as of the date hereof, including the borrower under each such Equityholder Loan, the lender under each such Equityholder Loan, the date each such Equityholder Loan was issued and the amount currently outstanding under each such Equityholder Loan.

4.3                               Subsidiaries and /or Branch Offices.

(a)                           The Company does not have and, except for eTouch Federal Systems, LLC, has never had, any Subsidiary. The Company does not own any shares or other securities of any other Person.

(b)                           The Indian Company has incorporated branch offices only in Cork, Ireland and Sydney, Australia. Except as disclosed on Schedule 4.3(b), the said branches are validly registered and existing and have been incorporated after due compliance with all the regulatory requirements and filings under the applicable laws of India.

4.4                               No Conflict; Consents.

(a)                           Except as set forth on Schedule 4.4(a), none of the execution, delivery, or performance of this Agreement or any Related Agreement to which the Company is a party by the Company, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach or default (with or without due notice or lapse of time or both) of any provision of the Company’s Organizational Documents, (ii) require any filing with, notice by, or Permit, authorization, consent, or approval of, any Governmental Body, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Contract or obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound, (iv) require from the Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Person not a party to this Agreement (other than a Governmental Body), or (v) violate any Order, statute, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its properties or assets.

(b)                           Except as set forth on Schedule 4.4(b), no notice to, declaration or filing with, or consent or approval of, any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body, including the SEC, the Reserve Bank of India and the Department of Industrial Policy and Promotion (each, a “Governmental Body”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any Related Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated by this Agreement or such Related Agreement in accordance with the terms hereof and thereof, except for the filing of a pre-acquisition notification and report form by the Company under the HSR Act.

4.5                               Financial Statements.

(a)                           The Company has delivered to Purchaser the following financial statements, copies of which are attached hereto as Schedule 4.5(a) (collectively, the “Financial Statements”):

(i)                                     audited consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ended December 31, 2014 and December 31, 2015, December 31, 2016, and consolidated statements of income and cash flows for each of the years then ended prepared in accordance with Company GAAP, together with the notes thereto and auditor’s reports thereon audited in accordance with International Audit Standards (the “Audited Financial Statements”);

(ii)                                  unaudited consolidated balance sheets of the Company and its Subsidiaries as of  September 30, 2016 and September 30, 2017 (the “Base Balance Sheets”), and unaudited consolidated statements of income and equity for the nine (9) month periods then ended prepared in accordance with Company GAAP, together with the notes thereto; and

(iii)                               an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2017, and a consolidated statement of income for the quarterly period then ended prepared in accordance with Company GAAP.

Subject to audit adjustments with respect to any unaudited Financial Statements (none of which would reasonably be expected to be material to the business, operations, assets, liabilities, financial condition, operating results, value or net worth of the Company and its Subsidiaries taken as a whole), the Financial Statements have been prepared in accordance with the books and records of the Company and its Subsidiaries (which are accurate and complete in all material respects) and in accordance with Company GAAP, as applicable to the Financial Statements, consistently applied and present fairly the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby.  The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Company GAAP, as applicable to the Financial Statements, and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s specific or general authorization.

(b)                           The audited financial statements of the Indian Company for the three immediately preceding financial years, i.e., April 2014-March 2015, April 2015-March 2016 and April 2016- March 2017, have been delivered to the Designated Purchaser: (i) have been prepared, in accordance with Indian Generally Accepted Accounting Principles (“Indian GAAP”) or Indian Accounting Standards (“IAS”) (wherever applicable) and Law; (ii) gives a true and fair view of the financial condition, status, business, affairs and practices of such Company as at the last day of the period to which it relates including off balance sheet liabilities; (iii) makes full provisions for redundant, obsolete, unsaleable, deteriorated or slow moving stocks and for the recoverability of current and non-current assets; (iv) does not contain any adverse qualification; and (v) has been duly filed with the relevant authorities in accordance with Law. Unless specified otherwise in the financial statements, the financial statements have been prepared on a basis consistent with the basis employed by the Indian Company for each of the 3 (three) immediately preceding financial years, without any change in the accounting policies.

(c)                            Except as set forth on Schedule 4.5(c), neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), other than those (i) fully reflected in, reserved against or otherwise described on the liabilities side of the Base Balance Sheet or the financial statements, as in the case of the Indian Company, (ii) incurred in the Ordinary Course of Business since the date of the Base Balance Sheet or the financial statements, or (iii) liabilities or obligations which, in the aggregate do not or would not reasonably be expected to exceed $100,000.

(d)                           The accounts receivable reflected on the Base Balance Sheet and the financial statements and all accounts receivable arising since December 31, 2016 and December 31, 2017, as in the case of the Consolidated Company, and March 31, 2017 and December 31, 2017, as in the case of the Indian Company, are (i) valid receivables that are collectible to the Company’s knowledge, and have arisen from bona fide transactions, in the Ordinary Course of Business, (ii) carried at values determined in accordance with Company GAAP consistently applied (subject to the reserve for doubtful accounts appearing on the Base Balance Sheet or the financial statements and additions to such reserves in the Ordinary Course of Business), and (iii) not subject to valid counterclaims or setoffs.  Schedule 4.5(d) lists an aging of the accounts receivable of the Company and its Subsidiaries on a customer-by-customer basis as of the date hereof.

(e)                            Schedule 4.5(e) sets forth a true and correct list of the revenue earned by the Company and its Subsidiaries from sources in each country other than the United States, on a country-by-country basis, during the twelve (12) months ended on December 31, 2016 and December 31, 2017 and March 31, 2017 (determined in accordance with Company GAAP, Indian GAAP or IAS, as the case may be, which shall be applied in a manner consistent with the Financial Statements).

(f)                             The outstanding Indebtedness, the Persons to which such Indebtedness is owed and the amount owed with respect to such Indebtedness as of the date hereof is listed on Schedule 4.5(f).

4.6                               Operating in Ordinary Course of Business.  Except as set forth on Schedule 4.6 (specifying the appropriate paragraph), (A) (x) since December 31, 2016 until the date of this Agreement (in the case of the US Company and its Subsidiaries) and (y) since March 31, 2017 until the date of this Agreement (in the case of the Indian Company and its Subsidiaries), the US Company and the Indian Company have operated only in the Ordinary Course of Business and (B) (x) neither the US Company nor any of its Subsidiaries, since December 31, 2016 through and including the date of this Agreement, and (y) neither the Indian Company nor any of its Subsidiaries since March 31, 2017, through and including the date of this Agreement, has taken any of the following actions:

(a)                           split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(b)                           authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(c)                            made any change to the Organization Documents of the Company or any of its Subsidiaries, or changed the authorized capital stock or equity interests of the Company or any Subsidiary;

(d)                           increased in any material respect the rates of compensation or bonus compensation payable or to become payable to, or increased the benefits to be provided to, any officer, employee or consultant of the Company or any Subsidiary, other than in accordance with the existing terms of Contracts entered into prior to December 31, 2016;

(e)                            sold, leased, licensed, pledged or otherwise disposed of or encumbered any properties or assets of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business;

(f)                             merged or consolidated with any other Person or undertook any reorganization or recapitalization;

(g)                            acquired (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any Person, or any division or material assets thereof;

(h)                           executed any guaranty, issued any debt, borrowed any money or otherwise incurred or created any Indebtedness;

(i)                               directly or indirectly engaged in any transaction or Contract with any Equityholder or any of its Affiliates, or any officer, Key Employee, director, manager or partner of the Company or any of its Subsidiaries;

(j)                              taken or omitted to take any action that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would in the Ordinary Course of Business occur after the Closing;

(k)                           delayed or postponed the payment of any accounts payable or accelerated the collection of or discounted any accounts receivable in a manner outside the Ordinary Course of Business;

(l)                               waived any rights of material value or suffered any material losses;

(m)                       declared or paid any dividends or other distributions with respect to any of its equity interests or redeemed or purchased, directly or indirectly, any of its equity interests, any options or any other rights to acquire any of its equity interests;

(n)                           made any capital expenditures or commitments therefor in excess of $25,000 individually or $100,000 in the aggregate;

(o)                           experienced any damage, destruction or similar Liability (whether or not covered by insurance) to any asset or property in excess of $100,000;

(p)                           made any material change in accounting method or Tax practices or policies (other than as required by GAAS, GAAP or Indian GAAP or IAS as the case may be), or (i) settled or compromised any Tax Liability, (ii) made, changed or rescinded any Tax election, (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (iv) amended any income or other material Tax Return;

(q)                           entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Material Contract that is not specifically listed on Schedule 4.12(a);

(r)                              became subject to, settled or initiated any Proceeding; or

(s)                             committed, authorized or agreed to do any of the foregoing.

Since March 31, 2017 through and including the date of this Agreement, the Company has not experienced any Company Material Adverse Effect, except as set forth in Schedule 4.6(x).

4.7                               Litigation.  Except as disclosed in Schedule 4.7, there is, and in the last three (3) years there has been, no Proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties or assets (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ employees, officers, Key Employees, managers, partners or directors (in their capacities as such), nor to the actual knowledge of the Company (without a need to investigate or inquire solely for this clause of this Section), are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

4.8                               Tax Matters.

(a)                           Taxes.

(i)                                     The Company and each of its Subsidiaries have (A) prepared and timely filed all Tax Returns required to be filed by the Company or any of its Subsidiaries and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (B) timely paid all Taxes that were due and payable (whether or not shown on a Tax Return) or, for all Taxes that are not yet due and payable (whether or not shown on any Tax Return) that have accrued up to and including the Closing Date (or will be included on the Closing Balance Sheet), has appropriately included such Taxes in the calculation of Indebtedness.

(ii)                                  The US Company and each of its Subsidiaries have paid or withheld with respect to their respective employees, equityholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and have timely paid over any such Taxes over to the appropriate authorities. With respect to the Indian Company, there are no outstanding income tax (including withholding tax/tax deduction at source) against it.  The withholding taxes including returns thereof, have been duly deposited/filed with the Governmental Body within the prescribed due dates/stipulated timelines. The Indian Company has not received any notice from any Taxation authority which required or will require the Company to withhold Taxation from any payment made since March 31, 2017 (in respect of which such withheld Taxation has not been accounted for in full to the Taxation authority).

(iii)                               Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress or has occurred in the last three (3) years, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, and to the knowledge of the Company, no such action or proceeding is being contemplated.  No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Taxing authority.  There are no matters relating to Taxes under discussion between any Taxing authority and the Company or any of its Subsidiaries.

(v)                                 The Company has made available to Purchaser copies of all Tax Returns for the Company and its Subsidiaries filed for all periods since and including the taxable period ended December 31, 2013.

(vi)                              No claim has ever been made by a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the financial statements of the Indian Company, have been duly made and are not likely to be disputed by any Taxation authority.

(vii)                           Neither the Company nor any of its Subsidiaries has (A) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (B) any Liability for the Taxes of any Person (other than Company or its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (C) ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(viii)                        Neither the US Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix)                              There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.  To the Company’s knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the Company or any of its Subsidiaries.

(x)                                 Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(xi)                              Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)                           Either (i) none of the equity of the Company are or was ever subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder, or (ii) each holder of equity of the Company made a timely and effective election pursuant to Section 83(b) of the Code with respect to its receipt of any such equity of the Company that are or were ever subject to a substantial risk of forfeiture and the Company, as applicable, has received from each such holder of equity of the Company a copy of such election and the Company has made available to Purchaser a copy of such election.

(xiii)                        None of the shares of capital stock of the US Company are “covered securities” under Treasury Regulations Section 1.6045-1(a)(15).  In the event that any shares of capital stock of the US Company are “covered securities,” Schedule 4.8(a)(xiii) sets forth the cost basis and date of issuance of such shares or securities.

(xiv)                       Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing Date, (B) any prepaid amount or deferred revenue received prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (D) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code

Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax Law), (E) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (F) an election under Section 108(i) of the Code, (G) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (H) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law) or (I) application of Section 952(c)(2) of the Code, or application of Section 951 of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date.

(xv)                          Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Body.  There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(xvi)                       The Company and each of its Subsidiaries has in its possession official foreign governmental receipts (or similar documentary evidence) for any Taxes paid by it to any non-U.S. Governmental Body.  Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(xvii)                    The Company has made available to Purchaser all material documentation relating to any Tax holidays or incentives currently applicable to the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(xviii)                 Neither the Company nor any of its Subsidiaries has been or is subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(xix)                       Each of the Company and its Subsidiaries is in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations under Code Section 482. Apart from the transactions disclosed in Schedule 4.8(xix), no agreements involving the Indian Company have taken place or are in existence, that are of a nature that would attract the application of any Law relating to transfer pricing might be invoked by any Governmental Body. The Indian Company is in compliance with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. Further, all intercompany agreements have also been adequately documented, and such documents have been duly executed in a timely manner.

(xx)                          Since the date of its incorporation, the US Company has had in place a valid election under Section 1362 of the Code to be treated as an S corporation for United States federal income Tax purposes, has filed all of its United States federal income Tax Returns on Form 1120-S and, to the extent applicable, has filed all of its United States state income Tax Returns on the corresponding state or local income tax form.  At no time since the date of its incorporation has the US Company failed to qualify as a “small business corporation” within the meaning of Section

1361(b)(1) of the Code.  Neither the US Company nor any US Equityholder nor any other Person has taken any action (other than the Purchase pursuant to this Agreement) that would result in the termination of the US Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code or any comparable provision of state or local Tax Law.

(xxi)                       The US Company will not be liable for any Tax under Section 1374 of the Code (or any comparable provision under state or local Tax Law) in connection with the deemed sale of the US Company’s assets occasioned by the Section 338(h)(10) Election (or corresponding election under state or local Tax Law).  At no time within the past five (5) years has the US Company or any of its Subsidiaries acquired assets from another corporation in a transaction in which the US Company’s or any of its Subsidiaries’ Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(xxii)                    The Indian Company does not have any liability to Taxation on income or gains except in respect of and to the extent of income and profits actually received or to be received, nor do any arrangements exist which might give rise to such a liability. Further, all receivables balances of the Indian Company which are assessed as good, and recoverable from all its customers will be recovered within the estimated time and the provisions for doubtful receivables have been adequately provided for in the financial statements of the Indian Company.

(b)                                 Executive Compensation Tax and Parachute Payments.  Except as set forth on Schedule 4.8(b), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in or cause any payment or benefit becoming due or payable, or required to be provided, to any director, officer, manager, partner, employee, consultant or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate, (ii) result in the forgiveness of any indebtedness of any director, officer, manager, partner, employee, consultant or independent contractor of the Company or any of its Subsidiaries to the Company or its Subsidiaries or any ERISA Affiliate, (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, manager, partner, employee, consultant or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate, (iv) result in or cause the acceleration of the time of payment, vesting, distribution or funding of any such benefit or compensation, or (v) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).  There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any director, officer, manager, partner, employee, consultant or independent contractor for excise taxes paid pursuant to Section 4999 of the Code or any similar applicable Law.  Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Employee Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

4.9                               Company Employee Plans.

(a)                                 Schedule 4.9(a) sets forth a true, complete and correct list of every Company Employee Plan.

(b)                                 Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification.

(c)                                  (i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms.  (ii) No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding.  (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.  (iv) The Company Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d)                                 No Company Employee Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e)                                  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)                                   None of the Company Employee Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Company and its Subsidiaries have never promised to provide such post-termination benefits.

(g)                                  (i) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company or its Subsidiaries to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company, its Subsidiaries or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan.  (ii) Neither the Company nor any Subsidiary of the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.  (iii) Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses.  (iv) No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(h)                                 No Company Employee Plan of the US Company or its Subsidiaries is subject to the Laws of any jurisdiction outside the United States.

(i)                                     Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or thereby could (either alone or in conjunction with any other event) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company, a Subsidiary of the Company or an ERISA Affiliate.

4.10                        Real and Personal Property.

(a)                                 Except as set forth on Schedule 4.10(a), neither the Company nor any of its Subsidiaries own or have owned any real property.

(b)                                 Schedule 4.10(b) sets forth a list of all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”).  All leases relating to the Leased Real Property are identified on Schedule 4.10(b) (each, a “Lease” and collectively, the “Leases”).  Copies of all Leases have been made available to Purchaser and the Designated Purchaser, as the case may be.  With respect to each Lease listed on Schedule 4.10(b):

(i)                                     Each Lease is a valid and enforceable Contract subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except as such enforceability may be limited by bankruptcy, insolvency, organization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at Law or in equity); and

(ii)                                  neither the Company nor any Subsidiary is in breach or default under such Lease nor, to the Company’s knowledge, is any other party in breach or default under such Lease, and the Company and its Subsidiaries have not received or given any notice of breach or default under any Lease that remains uncured.

(c)                                  Except as set forth on Schedule 4.10(c) or as specifically disclosed on the Base Balance Sheet of the US Company and the audited financial statements of the Indian Company, the US Company, the Indian Company and each of its Subsidiaries has good title to all of the tangible personal property and assets which are shown on the Base Balance Sheet and financial statements, as the case may be, or have been acquired after the date of such Base Balance Sheet or the financial statements in the Ordinary Course of Business, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Base Balance Sheet or the financial statements, as the case maybe, in the Ordinary Course of Business, (ii) Encumbrances disclosed on the Base Balance Sheet, or the financial statements, as the case maybe (iii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty and (iv) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business.

(d)                                 To the knowledge of the Company, all improvements on the real property used by the Company and its Subsidiaries, including the facilities, buildings, plants, structures, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on, or forming part of such real property, and other improvements located thereon (collectively, the “Improvements”), are structurally sound and in good condition and repair in all material respects (except for reasonable wear and tear) and adequate for the uses to which they are being put.  The Company and its Subsidiaries have at all times complied with all applicable Laws in its use and occupancy of the premises covered by the Leases (including all Laws respecting zoning, planning, access by disabled persons, and Environmental Laws).

(e)                                  The property and assets of the Company and its Subsidiaries constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Purchaser and its Subsidiaries (including the Company and its Subsidiaries) to conduct the business of the Company and its Subsidiaries immediately after the Closing in the Ordinary Course of Business.

4.11                        Labor and Employment Matters.

(a)                                 The Company and each of its Subsidiaries and, to the knowledge of the Company (without inquiry or investigation), any professional employer organization or similar Person engaged by the Company or one of its Subsidiaries and any co-employer or joint-employer of the Company or any of its Subsidiaries) are, and at all times during the past three (3) years have been, (i) in compliance, in all material respects, with all applicable foreign, federal, state and local Laws, rules and regulations, collective bargaining agreements and arrangements, work councils, judgments, consent decrees or arbitration awards of any court, arbitrator or any Governmental Body, extension orders and binding customs, in each case respecting labor and employment matters, including Laws, rules and regulations relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA), terms and conditions of employment, fair employment practices, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, workers compensation, wrongful discharge, immigration (including the requirements of the Immigration Reform Control Act of 1986), occupational safety and health, family and medical leave, wages and hours (including with respect to overtime, minimum wage, California wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate, (ii) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate, (iii) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or any Taxes or any penalty for failure to comply with any of the foregoing, except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no, and at no time during the past three (3) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, claims or administrative matters or proceedings pending, or threatened (in writing, or to the knowledge of the Company, orally) or reasonably anticipated against the Company, any of its Subsidiaries or any of their current or former employees, consultants, independent contractors, managers, partners or directors relating to any employment or labor matter, service provider, or any Company Employee Plan, including with respect to wage and hour matters, the classification of Contingent Workers, immigration and work authorization, discrimination, retaliation and restrictive covenant matters.  There are no, and at no time during the past three (3) years have there been any, pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy.  Schedule 4.11(a) lists all Liabilities of the Company or any of its Subsidiaries of more than $25,000, to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate that result or that would result from the termination by the Company, Purchaser or one of its Affiliates of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof.  To the extent that the Company or any of its Subsidiaries has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company and each of its Subsidiaries has properly classified and treated all such Persons in accordance with applicable laws, rules and regulations and for purposes of all employee benefit plans and perquisites.  Neither the Company nor any ERISA Affiliate has, or has had at any time during the past three (3) years, direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee”, with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate leased from another employer, or with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate currently or formerly classified as exempt from overtime wages or minimum wage requirements.

(b)                                 The Indian Company is in material compliance with all obligations under the applicable labour and employment Laws, including without limitation, the Employees’ Provident Fund and Miscellaneous Provisions Act, 1952, Employees’ State Insurance Act, 1948, Payment of Gratuity Act, 1972, Payment of Bonus Act, 1965, Minimum Wages Act, 1948, Payment of Bonus Act, 1965, Labour Law (Exemption from Furnishing Returns and Maintaining Registers by Certain Establishments) Act, 1988, Employment Exchanges (Compulsory Notification of Vacancies) Act, 1959, Contract Labour (Regulation and Abolition) Act, 1970, applicable Shops and Establishments legislations, including in respect of all contributions required to be made by the Company under all such Laws. Further, no claims have been made, in writing or, to the knowledge of the Company, threatened or settled pertaining to the Sexual Harassment at Workplace (Prevention, Prohibition and Redressal) Act, 2013, and neither have there been any instances of harassment of any nature reported in writing to the Indian Company.

(c)                                  None of the employment policies or practices of the Company or any of its Subsidiaries (or which are otherwise applied to any of their current or former employees, consultants, independent contractors, managers, partners or directors) is currently being, or at any time during the past three (3) years has been, audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Body.  Neither the Company nor any of its Subsidiaries is, or within the last three (3) years has been, subject to an order, decree, injunction, fine, penalty or judgment by any Governmental Body or private settlement contract in respect of any labor or employment matters (other than any order, decree, injunction, fine, penalty or judgment which involved a remedy comprised solely of money damages of $10,000 or less that have been paid in full by the Company or any of its Subsidiaries prior to the date hereof).

(d)                                 Neither the Company nor any of its Subsidiaries is, or at any time during the past three (3) years has been, a party to any collective bargaining agreements, works council agreement or similar agreement, there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers.  There currently are not and during the last three (3) years there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof, (ii) labor organizing campaigns with respect to any employees or Contingent Workers of the Company or any of its Subsidiaries, or (iii) unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threats thereof by or with respect to any employees or Contingent Workers of the Company or any of its Subsidiaries.

(e)                                  In the three (3) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of any of the Company or any of its Subsidiaries or (iii) any other event that would have required advance notice under WARN or any similar applicable law.  Schedule 4.11(e) contains a complete and accurate list of each person who was an employee of the Company or any of its Subsidiaries who has suffered an “employment loss” (as defined in WARN or similar applicable law) during the 90-day period preceding the date hereof and setting forth for each such person:  (i) his/her name, (ii) date of hire, (iii) reason for the employment loss and (iv) his/her last job title(s), work location and department.

(f)                                   Schedule 4.11(f) contains a complete and accurate list of the current employees of the Company and its Subsidiaries as of the date hereof and shows with respect to each such employee (i) the employee’s, name, employer, position held, and principal place of employment, (ii) base salary, hourly wage rate, and/or commission rate(s), as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and/or exempt or non-exempt for state wage and hour law purposes, bonus eligibility for the current year (and bonus paid for the prior year), and all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company or any of its Subsidiaries is a party, (iii) the date of hire, (iv) vacation and other paid time off eligibility for the current calendar year (including accrued vacation and other paid time off from prior years, current balance of accrued unused vacation or other paid time off, and current accrual rate), (v) leave status (including type of leave, and expected return date, if known), (vi) visa status, (vii) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (viii) accrued sick days for current calendar year, (ix) relevant prior notice period required in the event of termination, (x) eligibility to car or travel expenses, (xi) any severance or termination payment or benefit (in cash or otherwise) for which any employee could be entitled under existing Contractual or other obligations, and (xii) any performance, improvement or disciplinary issues contemplated or pending against such employee of which Company has knowledge. With respect to each current Contingent Worker, Schedule 4.11(f) sets forth each such Contingent Worker’s role in the business of the Company or any of its Subsidiaries, fee or compensation arrangements and other material contractual terms. Further, no proposal, assurance or commitment has been communicated, other than the Key Employee Offer Documents provided to Key Employees on the instruction of the Purchaser, to: (i) any Key Employee; or (ii) some or all of the employees of the Indian Company generally by way of any proposal, assurance or commitment with or to a Person representing some or all of the employees of the Indian Company through any group bargaining arrangement, except in the Ordinary Course of Business; (iii) regarding any change to the terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice. No employee of the Indian Company is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover or profits of the Indian Company. There are no amounts pending payment on account of termination or loss of employment or resignation of any former employee or consultant appointed by the Indian Company

(g)                                  Except as set forth on Schedule 4.11(g), all employees of the Company and its Subsidiaries are employed on an at-will basis.

(h)                                 Schedule 4.11(h) identifies each employee of the Company who is not subject to the Company’s standard employment documentation (which has been made available to Purchaser prior to the date hereof) with respect to non-competition and/or non-solicitation covenants.

(i)                                     Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any law, rule or regulation, including Executive Order 11246, and is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(j)                                    Schedule 4.11(j) lists all Employee Loans that are outstanding immediately prior to the Closing, including the borrower under each such Employee Loan, the lender under each such Employee Loan, the date each such Employee Loan was issued and the amount currently outstanding under each such Employee Loan.

4.12                        Contracts and Commitments.

(a)                                 Except as set forth in Schedule 4.12(a) (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, or has any obligations, rights or benefits under:

(i)                                     any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, Purchaser and any of its post-Closing Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii)                                  any employment, contractor or consulting Contract with any officer of the Company or any other employee, contractor or consultant that provides for annual, aggregate compensation in excess of $200,000 per calendar year, and any employment, contractor or consulting Contract with an employee consultant or contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii)                               any Contract with any professional employer organization or similar entity or Person involving payments by the US Company in excess of $200,000 per calendar year and pursuant to which such entity or Person performs or provides the US Company or any Subsidiary thereof with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company or any of its Subsidiaries;

(iv)                              any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v)                                 any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to an Encumbrance;

(vi)                              any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(vii)                           any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(viii)                        any Contract (including purchase orders) with any Supplier or any other supplier, vendor or other service provider for the purchase of equipment, materials, products, supplies or services by the Company or any of its Subsidiaries in excess of $100,000 in a calendar year;

(ix)                              any Contract relating to capital expenditures and involving payments by the Company or any of its Subsidiaries in excess of $25,000 individually or $100,000 in the aggregate;

(x)                                 any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the Ordinary Course of Business;

(xi)                              any Contract (including purchase orders) with any Customer and any other customer that involves performance of services or delivery of equipment, materials, products, supplies or services by the Company or any of its Subsidiaries involving an amount or value in excess of $200,000 in a calendar year (each, a “Customer Contract”);

(xii)                           any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xiii)                        any Contract that contains a right of first refusal, first offer, first  negotiation, last matching right, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xiv)                       any Contract providing for the settlement of any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

(xv)                          any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of any Product, any Company Intellectual Property or any service of the Company or any of its Subsidiaries;

(xvi)                       licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by others in Intellectual Property, other than commercial off the shelf software that is made available for a total cost of less than $5,000.  In the case of any licenses, sublicenses or other agreements disclosed pursuant to this Section 4.12(a)(xvi), Schedule 4.12(a)(xvi) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive;

(xvii)                    licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in Intellectual Property, other than customer agreements entered into in the Ordinary Course of Business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Purchaser.  In the case of any licenses, sublicenses or other agreements disclosed pursuant to this Section 4.12(a)(xvii), Schedule 4.12(a)(xvii) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive;

(xviii)                 any nondisclosure or confidentiality Contract (except such Contracts entered into in the Ordinary Course of Business or with substantially similar terms to those in the

Company’s or its Subsidiary’s standard form of non-disclosure agreement provided to Purchaser prior to the date hereof); or

(xix)                       any other Contract that requires payments by the Company and its Subsidiaries in excess of $100,000 and which is not cancelable by the Company or its Subsidiaries without penalty within thirty (30) days.

(b)                                 True and complete copies of each Contract disclosed in the Schedules or required to be disclosed pursuant to Section 4.12(a) (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to Purchaser.

(c)                                  Each Material Contract to which the Company or any Subsidiary of the Company is a party or any of its or its Subsidiaries respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or such Subsidiary of the Company enforceable against the Company or such Subsidiary in accordance with its terms, and is in full force and effect with respect to the Company and such Subsidiary and, to the knowledge of the Company, any other party thereto subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Each of the Company and its Subsidiaries is in material compliance with and has not breached, violated or defaulted under, or received written (or to the Company’s knowledge, oral) notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor to the knowledge of the Company, are there any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or its Subsidiary or any such other party.  There are no disputed invoices or claims for refunds, credits or rebates received under or in connection with any Customer Contract. There are no outstanding warranties, guarantees, pricing discounts, “most favored nations” provisions, rights of refund or minimum service levels on any Products.  There are no claims asserted or threatened against the Company in writing and, to the knowledge of the Company, there are no threatened claims that have been made orally against the Company or any of its Subsidiaries relating to any work performed or services provided by the Company or any such Subsidiary and there are no pending Liabilities for warranty or other claims with respect to any Product.

(d)                                 Each of the Company and its Subsidiaries has performed all material obligations required to have been performed by the Company and its Subsidiaries under each Material Contract.

4.13                        Government Contracts.  The Company and each of its Subsidiaries has in the last five (5) years complied in all material respects with all terms and conditions of, and all Laws relating to, each Government Contract and Government Bid, and the Company or each of its Subsidiaries has not received written, or to the Company’s knowledge, oral, notice from any Governmental Body or any prime contractor or subcontractor asserting that the Company and any of its Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement relating to any such Government Contract or Government Bid.  The Company and each of its Subsidiaries maintains reasonable internal controls for compliance in all material respects with all Government Contracts and Government Bids and all invoices or other demands for payment submitted by or on behalf of the Company or Subsidiary pursuant to any Government Contract were current, accurate and complete in all material respects as of their respective submission dates.  Neither the Company nor any Subsidiaries has:  (a) violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid, in each case, in any material respect; (b) received written notice of being suspended or debarred from bidding on government contracts by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract or Government Bid, except audits or investigations undertaken by Governmental Bodies in the Ordinary Course of Business, in each case, when determining whether to enter into an agreement or pursuant to its rights under any Government Contract; (d) to the Company’s knowledge, conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Body or other customer or prime contractor or higher-tier subcontractor with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Body or other customer or prime contractor or higher-tier subcontractor any written, or to the Company’s knowledge, oral, notice of breach, cure or default with respect to any Government Contract; (f) to the Company’s knowledge, received any government contract on the basis of the Company’s qualification as a small business or other preferred bidder status; or (g) to the Company’s knowledge, had any Government Contract terminated by any Governmental Body or other customer or prime contractor or higher-tier subcontractor for default or failure to perform in accordance with applicable standards.  Neither the Products nor the Company Software nor any of the Company Intellectual Property owned or purposed to be owned by the Company or any of its Subsidiaries has been developed with funding from a Governmental Body nor has any of the Company Software or Products been delivered under any license providing a Governmental Body greater than a restricted rights license as defined in 48 C.F.R. 27.401 or the Company’s customary commercial software license.

4.14                        Intellectual Property.

(a)                                 Schedule 4.14(a) contains a complete and accurate list of all (i) Patents owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries (“Company Patents”), (ii) Marks owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries and material unregistered Marks owned or purported to be owned by the Company or any of its Subsidiaries (“Company Marks”), (iii) Copyrights owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries (“Company Copyrights”), and (iv) Company Software, and in the case of the foregoing clauses (i), (ii) and (iii) including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number, the name of the body where the filing, issuance or registration was made.

(b)                                 Except as set forth on Schedule 4.14(b):

(i)                         the Company and its Subsidiaries exclusively own all Company Intellectual Property, free and clear of all Encumbrances;

(ii)                      all Company Intellectual Property that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of the Company; all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the knowledge of the Company, are valid and enforceable;

(iii)                   none of the Company Intellectual Property that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the date hereof;

(iv)                  the Company and its Subsidiaries have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s and its Subsidiaries’ businesses;

(v)                     there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any of the operation of the business of the Company or any Subsidiary or any activity by the Company or any Subsidiary infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable;

(vi)                  neither the operation of the business of the Company or any Subsidiary, nor any activity by the Company or any Subsidiary infringes or violates (or in the past infringed or violated) any Third Party IP, other than any Patents owned by a Third Party, or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP; to the knowledge of the Company, neither the operation of the business of the Company or any Subsidiary, nor any activity by the Company or any Subsidiary infringes or violates (or in the past infringed or violated) any Patents owned by a Third Party;

(vii)               all former and current employees, consultants and contractors of the Company or any Subsidiary have executed written instruments with the Company or the applicable Subsidiary that assign to the Company or the applicable Subsidiary all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, algorithms, software, other works of authorship, other intellectual property, and information relating to the business of the Company and any of the products or services being researched, developed, manufactured or sold by the Company or the applicable Subsidiary or that may be used with any such products or services and (B) Intellectual Property relating thereto; a valid and enforceable assignment to the Company for each Company Patents has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(viii)            to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights therein or thereto, and (B) there is no, nor has there been any misappropriation by any Person of any of the Company Intellectual Property or the subject matter thereof;

(ix)                  the Company and its Subsidiaries have complied with all privacy and security policies and Contractual obligations, and the Company and each such Subsidiaries has complied in all material respects with all applicable privacy Laws, rules, and regulations.  Except as described on Schedule 4.14(b)(ix), neither the Company nor any of its Subsidiaries has collected any Personal Data from any third parties.  With respect to the Personal Data that the Company and its Subsidiaries have collected, the Company and its Subsidiaries have complied in all material respects with (A) all applicable Laws, the Company’s or any of its Subsidiaries’ privacy and security policies and Contractual obligations relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company, its Subsidiaries or by third parties having authorized access to the Company’s and its Subsidiaries’ databases or other records (collectively, the “Privacy Obligations”), and (B) all applicable Laws concerning marketing, including those Laws concerning the transmission of commercial emails, text messages and other marketing materials and offers.  The Company and the its Subsidiaries have not collected, used, disclosed or otherwise processed any Personal Data in any manner that:  (A) is unlawful; (B) is contrary to any of the Privacy Obligations; and/or (C) violates or infringes any individual’s privacy rights.  The Company and each of its Subsidiaries has developed and maintains a privacy policy on all web sites, applications and other services through which Personal Data is collected.  The Company and each of its Subsidiaries have security measures in place to protect all Personal Data under its possession or control from unauthorized access by any parties, and the Company’s and each of its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Obligations.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s or any of its Subsidiaries’ control or possession.  The Company and its Subsidiaries have required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(x)                     (A) the Company and its Subsidiaries have security measures in place to protect information relating to its customers (“Customer Data”) under its and its service providers’ possession or control from unauthorized access; and (B) the Company’s, its Subsidiaries’ and its service providers’ hardware, software, encryption, systems, policies and procedures are reasonably sufficient to protect the security and confidentiality of all Customer Data.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries nor its service providers has suffered any breach in security that has permitted any unauthorized access to Customer Data;

(xi)                  the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries;

(xii)               (A) the Company and the Subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Company Software, (B) the Company and the Subsidiaries have not provided or disclosed any source code of any Company Software to any person or entity, and (C) the transactions contemplated by this Agreement do not directly or indirectly trigger or otherwise require the Company or any Subsidiary to provide or otherwise disclose such source code to any Person;

(xiii)            the Company Software performs materially as the Company or any of its Subsidiaries has warranted to its customers;

(xiv)           the Company Software are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar Software routines or material bugs or defects, or any other devices created that could disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operate, or the integrity of the data, information or signals the Company Software produce; and

(xv)              (A) none of the Company Software material to the operation of the Company’s business contains, incorporates, links or calls to, is distributed with, or otherwise uses any Open Source Software, and (B) the incorporation, linking, calling, distribution or other use in, by or with any such Company Software of any such Open Source Software, does not obligate the Company, any of its Subsidiaries or any of its or their customers to disclose, make available, offer or deliver any portion of the source code of such Company Software or component thereof to any third party other than the applicable Open Source Software.

(c)                                  Following the Closing, the Company and its Subsidiaries will have the same rights and privileges in the Company Intellectual Property, the Company Software and Personal Data as the Company and its Subsidiaries had in the Company Intellectual Property, the Company Software and Personal Data immediately prior to the Closing.

4.15                        Environmental Matters.  Except as set forth on Schedule 4.15 or as has not had a Company Material Adverse Effect:

(a)                                 The Company and its Subsidiaries are in material compliance with all Environmental Laws applicable to their operations and their use of the Leased Real Property;

(b)                                 Neither the Company nor any of its Subsidiaries generates, transports, treats, stores, or disposes of any Hazardous Material, except in compliance with all applicable Environmental Laws, and, to the Company’s knowledge, there has been no Release of any Hazardous Material by the Company or the Subsidiaries at or on the Leased Real Property that requires remediation by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law; and

(c)                                  Except for those matters that are no longer pending on the date of this Agreement, neither the Company nor the Subsidiaries have:  (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, written notice, demand letter, or other written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened in writing with, any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of any unsatisfied liability under any Environmental Law.

4.16                        Insurance.  Schedule 4.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, managers, partners and directors of the Company and any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There are, and in the last three years there have been, no claims for which an insurance carrier has denied or threatened to deny coverage under such insurance policies.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and any of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

4.17                        Compliance with Laws.  Each of the Company and its Subsidiaries is conducting, and has conducted in the last three (3) years, its business in compliance in all material respects with all foreign, federal, state or local Laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries.  In the preceding three years, none of the Company or any of its Subsidiaries is, or has been, (a) in violation in any material respect of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries; or (b) received written notice of violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries that remains uncured. The Company and its Subsidiaries are in compliance in all material respects with all applicable exchange control legislations, including but not limited to the (Indian) Foreign Exchange Management Act, 1999 and all rules and regulations framed thereunder from time to time.

4.18                        Permits.  Each of the Company and its Subsidiaries possesses and has possessed all Permits required for the operation of its business, and is, and in the last three (3) years has been, in compliance in all material respects with the terms and conditions of all such Permits.  All such Permits are listed on Schedule 4.18.  All such Permits are valid and in full force and effect and such Permits constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties, rights or assets.  The consummation of the transactions contemplated hereby will not cause the revocation, modification or cancellation of any such Permit, and no additional Permit is required in connection therewith or for the ability of the Company and its Subsidiaries to maintain its businesses and operations immediately following such consummation.

4.19                        Customers and Suppliers.

(a)                                 Schedule 4.19(a) sets forth a list of the twenty (20) suppliers and vendors by value of purchases from (i) the US Company and its Subsidiaries for the year ended December 31, 2016 and the nine month period ended September 30, 2017 and (ii) the Indian Company and its Subsidiaries for the fiscal year ended March 31, 2017 and the nine month period ended December 31, 2017 (each, a “Supplier”).  Since December 31, 2016 or March 31, 2017, as the case may be, no Supplier has terminated or materially reduced its business relationships with the Company or any of its Subsidiaries, and there has been no written (or to the Company’s knowledge, oral) communication from any Supplier which would lead the Company to reasonably believe that such Supplier is planning to terminate or materially reduce its business relationships with the Company or any of its Subsidiaries.  Except as disclosed in Schedule 4.19(a), in the three (3) years prior to the Closing Date, there has not been any material adverse change in relations with such 20 Suppliers.

(b)                                 Schedule 4.19(a) sets forth a list of the twenty (20) customers by revenue of (i) the US Company and its Subsidiaries for the fiscal year ended December 31, 2016 and the nine month period ended September 30, 2017 and (ii) the Indian Company and its Subsidiaries for the fiscal year ended March 31, 2017 and the nine month period ended December 31, 2017 (each, a “Customer”). Since December 31, 2016 or March 31, 2017, as the case may be, no Customer has terminated or materially reduced its business relationships with the Company or any of its Subsidiaries, and there has been no written or, to the Company’s knowledge, oral communication from any Customer which would lead the Company to reasonably believe that such Customer is planning to terminate or materially reduce its business relationships with the Company or any of its Subsidiaries.  Except as disclosed in Schedule 4.19(b), in the three (3) years prior to the Closing Date, there has not been any material adverse change in relations with such 20 Customers.

4.20                        No Brokers.  Except as set forth on Schedule 4.20, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Purchaser, the Company nor any of their respective Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of such any Person.

4.21                        Restrictions on Business Activities.  Except as set forth on Schedule 4.12(a)(i), there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property and assets (including tangible and intangible property and assets) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, and except as set forth on Schedule 4.12(a)(i),  neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Software, Company Intellectual Property or Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

4.22                        Interested Party Transactions.

(a)                                 Except as disclosed on Schedule 4.22, (x) no Equityholder, nor any Affiliate or immediate family member of any Equityholder, (y) to the Knowledge of the Company, no Key Employee or director of the Company or any Subsidiary of the Company, nor any Affiliate or immediate family member of any such Person, and (z) to the Knowledge of the Company, no other Person that any Person listed in (x) or (y) has or has had in the past three years an equity or other ownership or financial interest in (each, an “Interested Party”), has or has had in the past three years, directly or indirectly, (i) any ownership or possessory interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company or any of its Subsidiaries, (ii) any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, or, on the date of this Agreement proposes to furnish or sell, (iii) any ownership interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any services, products or technology, or (iv) any ownership interest in, or is a party to, any Contract or has any right or claim against the Company or any of its Subsidiaries or any of their respective assets.

(b)                                 All transactions disclosed on Schedule 4.22 pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into, have been on an arms’ length basis on terms no less favorable to the Company and its Subsidiaries than would be available from an unaffiliated party, except as disclosed on Schedule 4.22.

(c)                                  The transactions of the Indian Company with Interested Parties were duly authorized by all necessary corporate actions of the Indian Company and, except as disclosed on Schedule 4.22, were entered into on arm’s length basis and in the Ordinary Course of Business, on terms no less favorable to the Company and its Subsidiaries than would be available from an unaffiliated party and were otherwise made in compliance with all applicable Law. All the Interested Party Transactions entered into by the Indian Company are supported by necessary documents/agreements evidencing the same. The Indian Company and its business do not depend to any material extent upon the use by the Indian Company of assets owned by or facilities or services provided by such Interested Party, except as disclosed on Schedule 4.22.

4.23                        Export Controls and Governmental Sanctions.  The Company, its predecessor, and its current and former Subsidiaries have at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Body, or except as set forth as an exception on Schedule 4.23, have not:  (a) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, re-exported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, re-exported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order; (e)

manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the anti-boycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).  The Company and its Subsidiaries have obtained all required Permits for each item made or exported by the Company and its Subsidiaries, and has obtained or identified the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item.  The Company and its Subsidiaries have in place adequate controls to ensure compliance with any applicable laws pertaining to the export and import of goods, services, and technology, including the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws.  Neither the Company, its predecessors, nor any of its Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Body relating to export, import, or other trade-related activity.  To the knowledge of the Company, there are no threatened claims, nor, to the Company’s knowledge, presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company, its predecessors, or its current or former Subsidiaries.

4.24                        Takeover Statutes. The governing body of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in any applicable Law will not apply to the transactions contemplated hereby.  No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s or any Subsidiary’s Organizational Documents is, or at the Closing will be, applicable to the Company, the equity in the Company, the Purchase or the other transactions contemplated by this Agreement.

4.25                        Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company or any of its Subsidiaries conducts business, if the Company or such Subsidiary were subject thereto, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.  The Company and each of its Subsidiaries has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company or any of its Subsidiaries currently does business or has done business in the last five (5) years, either directly or indirectly.  To the knowledge of the Company, no event, fact or circumstance has occurred in the five (5) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, (x) has taken any action which would cause the Company or any such Subsidiary to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto or (y) has failed to take any action which would cause the Company or any such Subsidiary to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto.  Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of:  (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such Governmental Body, or to obtain an improper advantage in order to assist the Company or any such Subsidiary, or any third-party in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries.  For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Body.

4.26                        Bank Accounts.  Schedule 4.26 lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

4.27                        Disclaimer of Other Representations and Warranties.

(a)                                 The parties to this Agreement understand, acknowledge and agree that except for the representations and warranties contained in this Article IV or in the Indian Equity Purchase Agreement, none of the Company or any Subsidiary or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company or any of its Subsidiaries.  This Section 4.27(a) shall not limit the right of any Purchaser Indemnified Party to recover for claims in the nature of fraud committed in respect of such representations or warranties subject to Article IX.

(b)                                 Without limiting the generality of the foregoing, the parties to this Agreement understand, acknowledge and agree that other than the representations and warranties set forth in this Article IV or in the Indian Equity Purchase Agreement, neither the Company nor any of its respective representatives, employees, agents, officers, directors or shareholders, has made or shall be deemed to have made, any representations or warranties in the materials and documents relating to the business of the Company made available to Purchaser, including due diligence or Data Room materials, or in any presentation concerning the business of the Company by management of the Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder or shall be (or be deemed to be) relied upon by Purchaser in executing, delivering and performing this Agreement, the Related Agreements to which it is a party and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company and its representatives are not and will not be deemed to be or to include representations or warranties of the Company or its respective employees, directors, stockholders and are not and will not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the Related Agreement to which it is a party, and the transactions contemplated hereby and thereby. This Section 4.27(b) shall not limit the right of any Purchaser Indemnified Party to recover for claims in the nature of fraud committed in respect of such materials subject to Article IX.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF EACH EQUITYHOLDER

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth on the Schedules, each US Equityholder, severally on behalf of itself, himself or herself only, hereby makes to Purchaser the representations and warranties contained in this Article V as of the date hereof (which representations and warranties shall be (and shall be deemed to be) qualified by the disclosures made in the Schedules as provided for in Section 11.2).

5.1                               Organization; Authority.  If such US Equityholder is an entity:  (a) such US Equityholder is an entity duly organized, validly existing and in good standing under the Laws of the State of its organization; and (b) the execution, delivery and performance of this Agreement and all of the other agreements and instruments executed by such US Equityholder pursuant to the requirements set forth herein have been duly authorized by such US Equityholder (and its governing body), and no other act or other proceeding on the part of such US Equityholder (or its governing body) is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements executed by such US Equityholder pursuant to the requirements set forth herein and the consummation of the transactions contemplated hereby or thereby.  If such US Equityholder is an individual, such US Equityholder has all requisite legal capacity to execute and deliver this Agreement and any other Related Agreement to which such US Equityholder is a party and to consummate the transactions contemplated hereby and thereby and to perform such US Equityholder’s obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery of this Agreement by Purchaser, the US Company and the other US Equityholders, this Agreement and any other agreement entered into in connection herewith with such US Equityholder constitutes legal, valid and binding obligations of such US Equityholder, enforceable against such US Equityholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

5.2                               Title to Common Shares.  Such US Equityholder is the record and beneficial owner of and has good and valid title to the Common Shares set forth opposite such US Equityholder’s name on Schedule 4.2 (the “Equityholder’s Shares”), free and clear of any Encumbrances.  Except as set forth on Schedule 4.2, there are no Contracts to which such US Equityholder is a party with respect to the voting of any of the Common Shares held by such US Equityholder or which restrict such US Equityholder’s ability to transfer such Common Shares and such US Equityholder holds no other equity (or right to equity) in the US Company.

5.3                               No Conflicts.

(a)                                 The execution and delivery by such US Equityholder of this Agreement and the Related Agreements to which such US Equityholder is a party and the consummation by such US Equityholder of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not:  (i) violate, conflict with or result in an event of default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, any contract to which such US Equityholder is a party; (ii) conflict with, or result in any violation of, any provision of its Organizational Documents of such US Equityholder if such US Equityholder is an entity; or (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law applicable to such US Equityholder, in each case, that would (A) prevent, hinder or materially delay the consummation of the Purchase of such US Equityholder’s Common Shares or (B) otherwise prevent, hinder or materially delay performance by such US Equityholder of any of its, his or her obligations under this Agreement or any Related Agreement to which such US Equityholder is a party.

(b)         Except as set forth on Schedule 4.4(b), no notice to, declaration or filing with, or consent or approval of any Governmental Body, is required by or with respect to such US Equityholder or any of its Affiliates in connection with the execution and delivery by such US Equityholder of this Agreement or any Related Agreement to which such US Equityholder is a party, and the consummation by such US Equityholder of the transactions contemplated by this Agreement or any Related Agreement (to which  such US Equityholder is a party) in accordance with the terms hereof, except for any additional notice, declaration or filing with, or consent or approval of, any Governmental Body, in each case, that would (A) prevent, hinder or materially delay the consummation of the Purchase of such US Equityholder’s Common Shares or (B) otherwise prevent, hinder or materially delay performance by such US Equityholder of any of its/his material obligations under this Agreement, except for the filing of a pre-acquisition notification and report by certain Equityholders under the HSR Act, and the expiration or termination of applicable waiting periods thereunder.

5.4          Litigation.  There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of such US Equityholder, threatened in writing against such US Equityholder, nor is such US Equityholder subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would (a) prevent, hinder or materially delay the consummation of the Purchase of such US Equityholder’s Common Shares or (b) otherwise prevent, hinder or materially delay performance by such Equityholder of any of its, his or her obligations under this Agreement or any Related Agreement to which such US Equityholder is a party.

5.5          No Brokers.  Such US Equityholder has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Purchaser, the Company nor any of their respective Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of any such Person.

5.6          Disclaimer of Other Representations and Warranties.  (a) The parties to this Agreement understand, acknowledge and agree that except for the representations and warranties contained in Article V, none of the US Equityholders or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the US Equityholders or any representation or warranty arising from statute or otherwise at law with respect to the US Company or any of its Subsidiaries.  This Section 5.6(a) shall not limit the right of any Purchaser Indemnified Party to recover for claims in the nature of fraud committed in respect of such representations or warranties subject to Article IX.

(b)           Without limiting the generality of the foregoing, the parties to this Agreement understand, acknowledge and agree that other than the representations and warranties set forth in this Article V or the Letter of Transmittal, none of the US Equityholders (nor any of its respective representatives, employees, agents, officers or directors) has made or shall be deemed to have made, any representations or warranties in the materials and documents relating to the business of the US Company made available to Purchaser, including due diligence or Data Room materials, or in any presentation concerning the business of the US Company by management of the US Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder or shall be (or be deemed to be) relied upon by Purchaser in executing, delivering and performing this Agreement or any Related Agreement and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the US Company and its representatives are not and will not be deemed to be or to include representations or warranties of any US Equityholder or any of its respective employees, representatives or directors, and are not and will not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the Related Agreement to which it is a party, and the transactions contemplated hereby and thereby. This Section 5.6(b) shall not limit the right of any Purchaser Indemnified Party to recover for claims in the nature of fraud committed in respect of such materials subject to Article IX.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth on the Schedules, Purchaser hereby makes to the Company the representations and warranties contained in this Article VI as of the date hereof.

6.1          Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2          Authority.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action by the board of directors of Purchaser.  No other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company and the Equityholders, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

6.3          No Conflict; Consents.  None of the execution, delivery, or performance of this Agreement or any Related Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach or default (with or without due notice or lapse of time or both) of any provision of Purchaser’s Organizational Documents, (ii) require any filing with, notice by, or Permit, authorization, consent, or approval of, any Governmental Body, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Contract or obligation to which Purchaser or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound, (iv) require from Purchaser or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Person not a party to this Agreement (other than a Governmental Body), or (v) violate any Order, statute, rule, or regulation applicable to Purchaser or any of its Subsidiaries or any of its properties or assets, in each case, except for such conflicts, breaches, defaults, waivers, consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and except for the filing of a pre-acquisition notification and report by Purchaser under the HSR Act, and the expiration or termination of applicable waiting periods thereunder.

6.4          No Brokers.  Neither Purchaser nor any of their Affiliates has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Purchase.

6.5          No Reliance.  In connection with its decision to enter into this Agreement or Related Agreement, and without limiting and in addition to Sections 4.27 and 5.7, Purchaser, for itself and on behalf of its Affiliates, including the Designated Purchasers, acknowledges, represents, warrants, and agrees that (a) Purchaser is a sophisticated party with such knowledge and experience in business matters that it appreciates the merits and risks of consummating the transactions contemplated hereby; (b) Purchaser is not relying upon any representations and warranties and information other than that set forth in this Agreement and the Related Agreements; (c) Purchaser is not relying upon any forward-looking projections, forecasts, budgets or financial data (written or oral) with respect to the US Company prepared by or furnished to Purchaser by or on behalf of the US Company (“Forward-Looking Data”); (d) Purchaser recognizes that significant uncertainties are inherent in the Forward-Looking Data and that none of the US Equityholders nor the US Company has made any representations or warranties, express or implied, relating to the Forward-Looking Data unless expressly provided for in this Agreement or a Related Agreement; and (e) Purchaser takes full responsibility for making its own evaluation as to the adequacy and accuracy of the Forward-Looking Data.

6.6          Disclaimer of Other Representations and Warranties.

(a)         Except for the representations and warranties contained in Article VI, none of Purchaser, its Affiliates or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to Purchaser.  This Section 6.6(a) shall not limit the right of any US Equityholder or the US Company to recover for claims in the nature of fraud committed in respect of such materials subject to Article IX.

(b)         Without limiting the generality of the foregoing, the parties to this Agreement understand, acknowledge and agree that other than the representations and warranties set forth in this Article VI or in the Indian Equity Purchase Agreement, neither Purchaser nor any of its respective representatives, employees, agents, officers, directors or shareholders, has made or shall be deemed to have made, any representations or warranties in the materials and documents relating to the business of Purchaser made available to the Company or the Equityholders, or in any presentation concerning the business of Purchaser by management of Purchaser or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder or shall be (or be deemed to be) relied upon by the US Company or the US Equityholders in executing, delivering and performing this Agreement, the Related Agreements to which it is a party and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Purchaser and its representatives are not and will not be deemed to be or to include representations or warranties of Purchaser or its respective employees, directors, stockholders and are not and will not be deemed to be relied upon by the US Company or the US Equityholders in executing, delivering and performing this Agreement and the Related Agreement to which it is a party, and the transactions contemplated hereby and thereby. This Section 6.6(b) shall not limit the right of any US Equityholder to recover for claims in the nature of fraud committed in respect of such materials subject to Article IX.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1          Public Disclosure; Confidentiality.

(a)         Public Disclosure.  Except as expressly provided for herein, the US Company shall not (nor shall the US Company authorize or permit the Indian Company or any Equityholder or Company Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or any Related Agreement or the transactions contemplated hereby or thereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the prior written consent of Purchaser or as expressly provided for herein. The parties hereto acknowledge and agree that notwithstanding anything to the contrary herein or in any confidentiality agreement between or among the parties, Purchaser may disclose this Agreement, any Related Agreement and the terms set forth herein and therein as required by (but only to the extent required by) applicable Law or as required by Nasdaq.

(b)         Following Closing.  Following the Closing, each US Equityholder shall hold in confidence the existence of and terms of this Agreement and the Related Agreements, and any and all Confidential Information (collectively, the “Covered Information”), in each case, except to the extent that such Covered Information is disclosed in connection with the performance of such US Equityholder’s duties as a service provider to Purchaser, the US Company and/or its Subsidiaries (and in accordance with any agreements entered into in connection with such service relationship) or is generally available to the public through no fault of such US Equityholder or is disclosed by him/her in any dispute brought before a Governmental Body with the Purchaser, the Company and/or its Subsidiaries, but only to the extent required to defend or make claims in connection with such dispute.  In addition, such US Equityholder may disclose Confidential Information (a) to its, his or her tax and financial advisors for purposes of complying with such US Equityholder’s tax obligations or other reporting obligations under Law arising out of the transactions contemplated hereby, the Related Agreements or the transactions contemplated hereby or thereby, (b) to its, his or her legal counsel and accountants and (c) to the Equityholders’ Representative.  Each US Equityholder hereby acknowledges that such US Equityholder, its, his or her Affiliates and its, his or her representatives are aware that the Covered Information may contain material, non-public information about Purchaser and such US Equityholder hereby agrees, on behalf of such US Equityholder and such Affiliates and representatives, that each such Person may not purchase or sell any securities of Purchaser while in possession of such information.  “Confidential Information” means any confidential or proprietary information of the Company, Purchaser or their respective Subsidiaries, including methods of operation, customer lists, products, customer prices, inventions, trade secrets, marketing methods, plans, intellectual property and other proprietary information.

7.2          E&O Tail Insurance Policy.

(a)         Prior to Closing Date, the US Company shall have purchased and fully paid the premium (or include the premium payable as a Company Transaction Expense if not paid prior to the Closing) for a 1-year extended reporting period for its errors and omissions insurance, each of which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policies currently maintained by the US Company and its Subsidiaries and the US Company shall cause such insurance to be bound not later than the Closing Date.

7.3          Employee Benefit Arrangements.

(a)         Employee Retention Plan.  Purchaser and/or one of its Subsidiaries shall establish an employee retention plan for certain of the continuing employees of the Company as provided for in columns (ii) of Schedule 7.3(a) (the “Employee Retention Plan”) that provides for certain payments for such continuing employees who remain employed with Purchaser or one of its Subsidiaries at the one (1) year anniversary of the Closing Date (the “Year 1 Payments”) and certain payments for such continuing employees who remain employed with Purchaser or one of its Subsidiaries at the two (2) year anniversary of the Closing Date (the “Year 2 Payments”), subject to the terms and conditions to be included in the Employee Retention Plan.  Following the Closing, Purchaser shall cause the Company to pay out of Company cash, together with all related employer payroll taxes, cash bonuses to certain of the continuing employees of the Company in the amounts provided for in column (i) of Schedule 7.3(a) (such bonuses together with such payroll taxes, the “Closing Employee Bonuses”); provided, that in connection with and as a condition to paying such bonuses, each such employee shall be required to sign a customary release of claims against the Company and its Subsidiaries in a form acceptable to the Purchaser (a “Retention Agreement”); provided, further, that if any Closing Employee Bonus is not paid at or prior to Closing, such Closing Employee Bonus shall be included in the calculation of Net Working Capital as a liability of the Company.

7.4          Tax Matters.

(a)         Tax Returns.  The Equityholders’ Representative will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the US Company for which the items of income, deductions, credits, gains or losses are passed through to the US Equityholders under applicable Law with respect to any Pre-Closing Tax Period (“Equityholder Prepared Returns”) on a basis consistent with prior practice unless otherwise not permitted by applicable Law.  The Equityholders’ Representative shall provide a draft of any such Tax Return and related workpapers,  in each case that could reasonably be expected to impact Purchaser or its Affiliates (including the Company) after the Closing Date, to Purchaser for its review and comment at least (15) Business Days prior to the respective due date of such Tax Return.  The Equityholders’ Representative shall consider in good faith any changes reasonably requested by Purchaser with respect to such Tax Returns.  Purchaser shall prepare and file or shall cause to be prepared and filed all other Tax Returns required to be filed by the Company and any of its Subsidiaries after the Closing Date for Pre-Closing Tax Periods, including Tax Returns with respect to a Straddle Period, it being understood that, all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of the Equityholders to the extent such Equityholders are liable for such Taxes under Section 9.2.  Such Tax Returns shall be prepared in accordance with past practices and customs unless otherwise required by applicable Law.

(b)         Tax Contests.  Purchaser shall promptly notify the Equityholders’ Representative in writing upon receipt by Purchaser, the Company or any of its Subsidiaries of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could give rise to a claim for indemnification under Section 9.2 (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article IX except to the extent that such other party is actually and materially prejudiced thereby.  Purchaser shall have the exclusive right to control, conduct and settle any such Tax Contest, shall keep the Equityholders’ Representative reasonably informed of all material developments on a timely basis, and shall provide to the Equityholders’ Representative copies of any written material correspondence received from the Taxing authority related to such Tax Contest as reasonably requested by the Equityholders’ Representative; provided, however, that the Equityholders’ Representative shall control any Tax Contest that relates solely to an Equityholder Prepared Return; provided, further, that Purchaser shall be entitled to participate in any such Tax Contest at its sole cost and expense and the Equityholders’ Representatives shall not be entitled to settle or compromise any such matter with respect to an Equityholder Prepared Return without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld, conditioned or delayed.  In the event of any conflict or overlap between the provisions of this Section 7.4(b) and Section 9.4, the provisions of this Section 7.4(b) shall control.

(c)         Straddle Periods.  For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Straddle Period shall be (i) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period.

(d)         Tax Cooperation.  Purchaser, the US Company, its Subsidiaries and the Equityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement).  Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.4(d).  Purchaser, the US Company, its Subsidiaries and the Equityholders’ Representative shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the US Company for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

(e)         Transfer Taxes.  All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the transactions pursuant to this Agreement (“Transfer Taxes”) shall be borne by the US Equityholders.  The party required by applicable Law to file any Tax Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law.

7.5          Financial Statements.

(a)         As soon as reasonably practicable, but in any event prior to the date that is twenty one (21) days following the Closing Date (the “Financial Statement Completion Date”), the US Equityholders and the US Company shall use reasonable best efforts to prepare and deliver, or cause to be prepared and delivered to Purchaser, and the US Equityholders shall cause the Indian Equityholders to cooperate in the preparation of, the historical financial information, which Purchaser reasonably determines is required to be audited in accordance with US Generally Accepted Auditing Standards as consistently applied by Purchaser (“GAAS”) or  reviewed in the case of interim financials and filed by Purchaser with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Purchaser by the SEC with respect to the scope of financial information required to be filed together with an audit opinion or review report thereon, as applicable, from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”).  The Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated.  The US Equityholders will, and will cause the Indian Equityholders to, also cooperate in all reasonable respects with S.R. Batliboi & Associates LLP (the “Audit Accountant”) in connection with this audit of the Historical Financial Information in accordance with GAAS.

(b)         The US Equityholders will, and will cause the Indian Equityholders to, cooperate in all reasonable respects with Purchaser in Purchaser’s preparation of the pro forma financial information relating to the acquisition required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Financial Information”, and together with the Historical Financial Information, the “Required Financial Information”), and will generally cooperate with Purchaser’s reasonable requests in order to facilitate such preparation.

(c)         The parties further acknowledge that the foregoing financial information must be filed by Purchaser with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy-one (71) calendar days after the initial filing of such Current Report on Form 8-K (the “Required Filing Date”), which initial filing must be filed by Purchaser with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date.  Accordingly, time is of the essence with respect to the observance of this Section 7.5.  The parties also acknowledge that any Purchaser filings under the Securities Act of 1933, as amended, that require the Required Financial Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the US Company and the US Equityholders to facilitate the execution and filing of the Audit Accountant’s Consent.

(d)         If the Required Financial Information is not filed by the Required Filing Date, the US Equityholders agree, on a joint and several basis, to pay Purchaser $1.5 million in liquidated damages (the “Penalty Fee”).

(e)         Prior to the signing of this Agreement, the Company and the Equityholders’ Representative have made available to the Purchaser and its representatives, and the Purchaser shall continue to have access to such information during the Pre-Closing Period and following the Closing, the Equityholders’ Representative shall continue to make available to the Purchaser and its representatives (including the Audit Accountant), all information required to prepare and deliver the Required Financial Information.

7.6          Release.  Effective for all purposes as of the Closing, each US Equityholder acknowledges and agrees, on behalf of itself, himself or herself and each of its, his or her agents, trustees, beneficiaries, directors, managers, officers, Affiliates (other than the Company and its Subsidiaries), Subsidiaries, estate, heirs, successors, assigns, members and partners (each such Person, a “Releasor”), that:

(a)         Releasor hereby unconditionally and irrevocably and forever releases and discharges Purchaser (in its capacity as the owner of the Company following the Closing), the Company and their respective Subsidiaries, successors and assigns, present or former directors, managers, partners, officers, employees and agents (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, costs, expenses, proceedings, covenants, liabilities, suits, judgments, damages, contracts, covenants, actions and causes of action, obligations, accounts, attorney’s fees and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, vested or contingent, in contract, at law or in equity, by statute or otherwise which have existed or may have existed, or which do, can, shall or may exist, through and including the Closing or otherwise based on any act, omission, conduct, occurrence, decision, matter or thing occurring at any time up to and including the Closing, solely to the extent relating to such Equityholder’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, and/or (if applicable) employment by, the Company or any Subsidiary thereof (individually and collectively, “Claims”), except those Claims (i) for accrued wages payable in the ordinary course of business in the current payroll cycle, or (ii) related to any right of such Equityholder under this Agreement or any Related Agreement to which such Equityholder is a party, including as a result of the fraud by Purchaser or any right under Article IX.  In the case of any Releasor that, as of immediately prior to the Closing, is or has ever been an employee of the Company or any Affiliate thereof, such released Claims include (except as otherwise excluded under this Section 7.6(a)), to the maximum extent permitted by applicable Laws, any and all Claims:  (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local Law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local Law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, Law, rule or regulation of the applicable jurisdiction, including the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits, including under California Law and the Massachusetts Wage Act; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company or any of its Subsidiaries; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

(b)         In connection with this release, Releasor is agreeing, effective as of the Closing, to release, waive and to relinquish any and all rights and benefits afforded by section 1542 of the Civil Code of the State of California, or any similar or analogous provision of the laws of any other jurisdiction.  Section 1542 of the Civil Code of the State of California provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c)         Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is essential and material consideration in exchange for the entry of Purchaser into this Agreement.

(d)         Releasor represents and acknowledges that it, he or she has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of its, his or her own choosing.  Releasor further represents that in signing this release it, he or she does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(e)         Releasor hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any Released Party or Releasor of any improper or unlawful conduct.

(f)          Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, Proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that is based upon any Claim purported to be released hereunder.  Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local).  The Releasor, however, waives any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on the Releasor’s behalf or otherwise in connection with any such charge or relating to the Releasor’s employment with Purchaser, the Company or any Affiliate, successor or assign.

(g)         This release may be pleaded by the Released Parties as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Section 7.6.  In the event any Claim is brought or maintained by a Releasor against any Released Party in violation of this Agreement, the applicable Releasor shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

7.7          Restrictive Covenants.  For a period of three (3) years following the Closing Date (the “Restricted Period”):  (a) Aniruddha Gadre shall not directly or indirectly, through an Affiliate or otherwise, anywhere in the Restricted Territory, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity (including in respect of developing, manufacturing or marketing any product or the performance of any service) that is competitive with the products or services of the Company or any of its Subsidiaries as of the Closing Date; provided, however, that the forgoing shall not prohibit any possible investment in publicly traded stock of a Person representing less than two percent (2%) of the outstanding stock of such Person so long as Aniruddha Gadre shall not, directly or indirectly, through an Affiliate or otherwise, anywhere in the Restricted Territory have active participation in the management of such Person.  Aniruddha Gadre may request the Purchaser’s prior written consent to be employed by or act as an employee, consultant or independent contractor during the Restricted Period of an entity that engages, inter alia¸ in a business that competes with the Company’s business if Aniruddha Gadre is (and continues to be), during the Restricted Period, employed or assigned as an employee, consultant or independent contractor solely in a division or other segment of such entity that does not (during the Restricted Period) engage in a business that competes with the Company’s business and Aniruddha Gadre otherwise complies with this Section 7.7, which Purchaser consent shall not be unreasonably withheld, delayed or conditioned; (b) Aniruddha Gadre shall not directly or indirectly, through an Affiliate or otherwise, other than for the benefit of the Company, Purchaser or their respective Subsidiaries, call upon, solicit, divert, take away, accept or conduct any business from or with any of the suppliers or customers or prospective customers of the Company or any of its Subsidiaries, or cause any such suppliers or customers to terminate or adversely affect or materially reduce their business relationship with the Company or any of its Subsidiaries; or (c) no US Equityholder, either alone or in conjunction with any of his Affiliates, shall directly or indirectly solicit, entice, attempt to persuade any employee, independent contractor or consultant of the Company or any of its Subsidiaries to leave for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or any of its Subsidiaries or who was employed or engaged by the Company, Purchaser or their respective Subsidiaries within twelve (12) months of any attempt to hire such Person.  Each US Equityholder acknowledges and agrees that the length of the covenants set forth in this Section 7.7 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of the Company and its Subsidiaries (after giving effect to the consummation of the Purchase).  The Restricted Period shall be extended by each day the Restricted Party is in breach of this Section 7.7.  No breach by the Company, Purchaser or any of their respective Subsidiaries of their Contractual or other legal obligations to a US Equityholder shall constitute a defense to enforcement of this Section 7.7.  Each US Equityholder acknowledges and agrees that Purchaser’s failure to receive the entire goodwill and confidential information of the Company and its Subsidiaries would have the effect of substantially reducing the value of the Company to Purchaser, and this Section 7.7 is necessary for the protection of such goodwill and confidential information and thus is a condition to Purchaser entering into this Agreement.

7.8          Termination of Agreements.  Except for this Agreement, the Related Agreements, the Key Employee Offer Documents and those agreements set forth on Schedule 7.8, unless otherwise instructed in writing by Purchaser prior to the Closing, the Company and its Subsidiaries shall terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more Interested Parties, on the other hand, prior to the Closing, in each case without any remaining Liability of any kind on the part of the Company, any of its Subsidiaries, Purchaser or its Affiliates as a result of or in connection with such termination or such Contract.  Each such termination agreement shall be in form and substance reasonably acceptable to Purchaser.

7.9          Further Assurances; Integration Assistance.  Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.  Without limiting the foregoing, Aniruddha Gadre agrees to provide (a) twenty (20) hours per week during the ninety (90) day period following the Closing Date and (b) as needed (but not to exceed twenty (20) hours per month) for the period starting the ninetieth (90th) day following the Closing Date until one hundred equity (180) days following the Closing Date, in each case for purposes of integration of the business of the Company and its Subsidiaries with the business of Purchaser and its Subsidiaries and other advisory services, including assistance in the preparation of the Required Financial Information.

ARTICLE VIII
 CLOSING DELIVERABLES

8.1          Closing Deliverables and Actions.

(a)         At or prior to the Closing, the US Company shall deliver or cause to be delivered to Purchaser the following:

(i)            Company Transaction Expenses.  If available at or prior to Closing, the US Company shall have delivered to Purchaser invoices or true copies thereof, reflecting all Company Transaction Expenses other than invoices of the type included in clause (b) of the definition of Company Transaction Expenses, together with Payment Acknowledgements from all Persons receiving any Company Transaction Expenses to the extent available prior to the Closing.

(ii)           Indebtedness.  The US Company shall have delivered to Purchaser the Payoff Letters.

(iii)          Certificate.  The US Company shall have delivered to Purchaser, on behalf of each Equityholder the Certificates duly endorsed in blank or accompanied by duly executed transfer powers (unless such holder has provided the documentation described in Section 3.1(a)(ii) with respect to such certificate) together with Letters of Transmittal and any required tax documentation.

(iv)          Resignation Letters.  The US Company shall have delivered to Purchaser letters of resignation duly executed by each director (or other similar position in the applicable governing body) and officer of the Company and its Subsidiaries (unless otherwise instructed by Purchaser prior to the Closing).

(v)           FIRPTA Compliance Certificate.  Purchaser shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the US Company.

(vi)          Spreadsheet.  Prior to the Closing, Purchaser shall have received from the US Company the Spreadsheet in form and substance reasonably acceptable to Purchaser.

(vii)         Certificate of CEO of the Company.  Purchaser shall have received a certificate, validly executed by the CEO of the US Company, certifying as to (A) the terms and effectiveness of the Company’s Organizational Documents, (B) the valid adoption of resolutions of the governing body of the Company (whereby the Purchase, this Agreement, the Related Agreements to which the Company is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by the members of such governing body), and (C) the valid adoption and approval of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby by the equityholders of the Company.

(viii)        Audit Accountant’s Consent.  Purchaser shall have received a copy of an executed engagement letter between the Company and the Audit Accountant in form reasonably acceptable to Purchaser that provides (A) the Audit Accountant’s consent with respect to the filing of the Required Financial Information by Purchaser with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder and a confirmation of their independence to issue an audit opinion for the financial statements prepared in accordance with GAAS for the period ending December 31, 2016, and (B) a quote to prepare the Required Financial Information by Purchaser, and evidence reasonably satisfactory to Purchaser that the Audit Accountant has all information required to prepare and deliver the Required Financial Information (collectively, the “Audit Accountant’s Consent”).

(ix)          Employee Loans.  The US Company shall have delivered evidence reasonably satisfactory to Purchaser that all Employee Loans have been paid in full to the Company or any of its Subsidiaries.

(x)           Minimum Cash and Cash Equivalents.  The US Company shall have delivered evidence satisfactory to Purchaser that (A) the Cash and Cash Equivalents of the US Company at the Closing are at least $14,000,000 and (B) the Cash and Cash Equivalents of the Indian Company at the Closing are at least $1,000,000, which shall include current balance statements showing the minimum Cash and Cash Equivalent balances are available and in unrestricted accounts.

(xi)          Equityholder Loan Repayment.  The US Company shall have delivered evidence reasonably satisfactory to Purchaser that the Equityholder Loan Repayment shall be completed contingent on the occurrence of the Closing.

(b)         Employment Arrangements.

(i)            The Key Employee Offer Documents executed and delivered on the date of this Agreement by each of the Key Employees shall be in full force and effect, and no Key Employee shall have terminated his or her employment with the Company or any of its Subsidiaries (as applicable) or expressed an intention or interest in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries (as applicable) at or prior to the Closing, or with Purchaser (or any of its Subsidiaries) following the Closing.  All of the Key Employees (A) shall have satisfied Purchaser’s customary employee background investigation, and (B) shall be eligible to work in the United States or India, as applicable.  Each Key Employee shall continue to be employed by the Company or one of its Subsidiaries as the Closing.  No breaches, disputes or repudiations by any Key Employee relating to his or her Key Employee Offer Documents shall have occurred or be imminent or threatened.

(c)         Consents and Approvals.  Each of the Signing Consents shall not have been repudiated and remain in full force and effect.

(d)         Intercompany Accounts. The US Company shall have delivered evidence reasonably satisfactory to Purchaser that all Intercompany Accounts have been paid in full prior to the Closing.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1          Survival.  The representations and warranties of the US Company and each US Equityholder contained in this Agreement, any Related Agreement to which any of them is a party or any certificate delivered by or on behalf of any such Person hereunder or thereunder shall survive until the Holdback Expiration Date; provided, that the Special Representations of the US Company shall survive until eighteen (18) months following the Closing Date; provided, further, that the Fundamental Representations of the US Company and the US Equityholders shall survive until sixty (60) days following the expiration of the applicable statute of limitations; provided, further, that any representations, warranties, covenants and agreements in the Indian Equity Purchase Agreement shall survive in accordance with the terms therein and shall not be impacted by any terms set forth in this Article IX.  The representations and warranties of Purchaser contained in this Agreement, any Related Agreement or any certificate delivered by or on behalf of Purchaser hereunder or thereunder shall survive until the Holdback Expiration Date; provided, that the Fundamental Representations of Purchaser shall survive until sixty (60) days following the expiration of the applicable statute of limitations; provided, further, that claims based on any fraud by Purchaser, the US Company or any such US Equityholder shall survive to the fullest extent allowed under Delaware law.  The covenants, agreements and other indemnifications of a party hereunder shall survive in accordance with their respective terms and a claim may be brought for a breach thereof within the applicable statute of limitations; provided, further, that any representations, warranties, covenants and agreements in the Indian Equity Purchase Agreement shall survive in accordance with the terms therein and shall not be impacted by any terms set forth in this Article IX.  If a Claim Notice asserting a breach (or alleged breach) of a representation or warranty is delivered (y) in the case of representations and warranties that survive until the Holdback Expiration Date, on or before the Holdback Expiration Date, and (z) in the case of all other representations or warranties, before the date on which such representation or warranty ceases to survive as provided in Section 9.1, then the claims described in such Claims Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are fully and finally resolved.  The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2          Equityholder Indemnification.

(a)         Subject to the provisions of this Article IX, from and after the Closing, each US Equityholder agrees, severally and not jointly (as provided for in Section 9.2(f)), to indemnify and hold harmless the Purchaser Indemnified Parties from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses suffered, incurred or sustained by the Purchaser Indemnified Parties, or any of them, arising under or as a result of any of the following:

(i)            any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty contained in Article IV by the Company, or any certificate delivered pursuant to this Agreement by or on behalf of the US Company as of the Closing;

(ii)           any fraud, intentional misrepresentation or, with respect to covenants, willful breach of this Agreement, the Indian Equity Purchase Agreement or any certificate delivered by or on behalf of the Company as of the Closing pursuant hereto or thereto, to the extent committed as of or prior to the Closing, by the Company, any of its Subsidiaries or any authorized representative thereof;

(iii)          any amounts owing to Purchaser pursuant to Section 2.6;

(iv)          any claims or threatened claims by or purportedly on behalf of any holder or former holder of any equity of the Company or any of its Subsidiaries, or in respect of any rights to acquire equity in the Company, any claims or threatened claims alleging violations of fiduciary duty, or any claims or threatened claims by any Person claiming to have rights to any portion of the Purchase Price;

(v)           any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or the Indian Equity Purchase Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement or the Indian Equity Purchase Agreement that were omitted from the Spreadsheet;

(vi)          any Company Transaction Expenses or any Indebtedness not accounted for in the calculation of Estimated Debt or not reflected on the Closing Balance Sheet;

(vii)         those matters set forth on Schedule 9.2(a)(vii) (each, a “Special Indemnity”, and collectively, the “Special Indemnities”);

(viii)        any Indemnified Taxes; and/or

(ix)          the Penalty Fee.

(b)         Subject to the provisions of this Article IX, from and after the Closing, each US Equityholder severally agrees, severally and not jointly (as provided for in Section 9.2(f)), to indemnify and hold harmless the Purchaser Indemnified Parties from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses suffered, incurred or sustained by the Purchaser Indemnified Parties, or any of them, arising under or as a result of any of the following:

(i)            any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty contained in Article V;

(ii)           any failure by such US Equityholder to perform or comply with any covenant or agreement applicable to such US Equityholder contained in this Agreement;

(iii)          any fraud, intentional misrepresentation or, with respect to covenants, willful breach of this Agreement by such US Equityholder; and

(iv)          any amounts owing to Purchaser from such US Equityholder pursuant to Section 2.8(d).

(c)         For the purpose of this Section 9.2, (i) when determining whether a breach has occurred of any representation, warranty, covenant or agreement given or made by the US Company or a US Equityholder that is qualified or limited in scope as to material, material adverse effect, Company

Material Adverse Effect or any other materiality qualifications or limitations, account shall be taken of such qualifications and/or limitations; and (ii) following the occurrence of a breach, when determining the amount of any Losses resulting or arising from such breach, such qualifications and/or limitations shall be ignored.

(d)         The Equityholders shall not have any right of contribution, indemnification or right of advancement from the Company, Purchaser or any of their respective Subsidiaries with respect to any Loss claimed by a Purchaser Indemnified Party.

(e)         The US Company and the US Equityholders hereby agree that the Purchaser Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of the US Company and the US Equityholders are part of the basis of the bargain contemplated by this Agreement and the Related Agreements.   For purposes of this Agreement, each statement or other item of information set forth in the Schedules (other than the Schedules delivered by Purchaser) shall be deemed to qualify the representations and warranties made by the US Company or the US Equityholders in this Agreement.

(f)          The Purchaser Indemnified Parties’ indemnification rights pursuant to Section 9.2 shall be limited as follows:

(i)            The Purchaser Indemnified Parties shall not be entitled to any recovery under Section 9.2(a)(i) or Section 9.2(b)(i) until such time (if at all) as the total amount of all Losses that have been suffered or incurred by the Purchaser Indemnified Parties with respect to such matters exceeds $500,000 in the aggregate (the “Basket”); and in such event, the Purchaser Indemnified Parties shall, subject to the limitations set forth in Section 9.2(f)(ii), be entitled to be indemnified against and compensated and reimbursed for all Losses that have been suffered or incurred by the Purchaser Indemnified Parties, from the first dollar of such Losses, including the Basket; provided, that the limitation set forth in this Section 9.2(f)(i) shall not apply to any indemnification claims for (i) any fraud or intentional misrepresentation or (ii) any breach (or alleged breach) of any Fundamental Representation.

(ii)           The maximum amount that the Purchaser Indemnified Parties may recover from each US Equityholder for any Losses that have been suffered or incurred by the Purchaser Indemnified Parties:

(A)          under Section 9.2(a)(i) and Section 9.2(b)(i) shall be limited to such US Equityholder’s US Pro Rata Portion of the General Cap; provided, that (i) in the case of any breach or alleged breach of the Fundamental Representations of the Company or such US Equityholder, the maximum amount that the Purchaser Indemnified Parties may recover from such US Equityholder shall be limited to such US Equityholder’s US Pro Rata Portion of the Overall Cap, and (ii) in the case of any breach or alleged breach of the Special Representations and claims under the Special Indemnities, the maximum amount that the Purchaser Indemnified Parties may recover from such US Equityholder shall be limited to such US Equityholder’s US Pro Rata Portion of $35 million, except as provided for under Section 9.2(f)(ii)(C);

(B)          under Section 9.2(a) (other than Section 9.2(a)(i), the Special Indemnities and the Penalty Fee) and Section 9.2(b) (other than Section 9.2(b)(i)) shall be limited to such US Equityholder’s US Pro Rata Portion of the Overall Cap, in each case, except as provided for under Section 9.2(f)(ii)(C); and

(C)          in the case of fraud, intentional misrepresentation or, with respect to covenants, willful breach by such US Equityholder, there shall be no limit on the amount recoverable by the Purchaser Indemnified Parties; provided, that in the case of willful breach of Section 7.5, the US Equityholders shall only be responsible to the extent such Losses were caused by such US Equityholder’s actions.

(iii)          For the avoidance of doubt, (A) if and solely to the extent the amount of a Loss is recovered by a Purchaser Indemnified Party through the actual payment of a payable claim hereunder (including under this Article IX) to such Purchaser Indemnified Party, the same amount of such Loss shall not be recovered again by such Purchaser Indemnified Party by reason of such Loss being available for indemnification under more than one provision of this Agreement, and (B) if and solely to the extent that a Loss in connection with an indemnifiable matter was expressly taken into account in connection with calculations of the Estimated Net Working Capital or the Estimated Debt, the same amount of such Loss shall not be recovered under this Article IX, but, in the case of the immediately preceding clauses (A) and (B), the amount, if any, of Loss that exceeds the amount already recovered under clause (A) or already taken into account under clause (B) shall be recoverable but, in all cases, subject to the terms and conditions of this Article IX.

(g)         In the case of indemnifiable Losses arising from Sections 9.2(a) and 9.2(b), other than in the case of fraud, intentional misrepresentation or, with respect to covenants, willful breach, the Purchaser Indemnified Parties shall first seek payment for such Losses from the Holdback Amount (at which time, there shall be a corresponding reduction to the Holdback Amount for the amount of such Losses), and to the extent the Holdback Amount has been released or is insufficient to cover the entire amount of such indemnifiable Losses, such Losses shall be recoverable as follows:  (A) if such Losses are due (after a final determination of the amount of Losses, through mutual agreement, court or otherwise) prior to the payment of the Anniversary Payments or the 18-Month Payments to the US Equityholders, the Purchaser Indemnified Parties may set-off the amount of such Losses with respect to such claim against any Anniversary Payments or any 18-Month Payments payable to the US Equityholders as the same becomes due hereunder through a reduction to the Anniversary Purchase Price; and (B) to the extent the Anniversary Payments or the 18-Month Payments have been paid or the remaining Anniversary Payments and the 18-Month Payments to be paid are insufficient (together with any portion of the Holdback Amount that remains withheld) to cover the entire amount of such indemnifiable Losses, the Purchaser Indemnified Parties may thereafter seek recovery directly from the US Equityholders based on its, his or her US Pro Rata Portion.   Subject to the foregoing, if a US Equityholder is obligated to indemnify or reimburse any Purchaser Indemnified Party for any indemnification claim hereunder, the Purchaser Indemnified Parties may set-off the amount of Losses with respect to such claim (after a final determination of the amount of Losses owed to such Purchaser Indemnified Party, through mutual agreement, court or otherwise) against any amounts payable by Purchaser or its Affiliates to such US Equityholder as the same becomes due; provided, that the Holdback Amount may be held by the Purchaser pending the final resolution of a claim as provided for in Section 2.7.

(h)         If payment is to be made to a Purchaser Indemnified Party from the Holdback Amount (with a corresponding reduction to the Holdback Amount), Purchaser and the Equityholders’ Representative shall take all actions required to release from the Holdback Amount to the applicable Purchaser Indemnified Party the amount of cash so payable.  If payment is to be made to a US Equityholder from the Holdback Amount, Purchaser and the Equityholders’ Representative shall take all actions required to release from the Holdback Amount to the Equityholders’ Representative for further distribution to the US Equityholders based on its, his or her US Pro Rata Portion of the amount of cash so payable.

(i)          The Purchaser Indemnified Parties shall be third party beneficiaries for purposes of this Section 9.2 and shall have the right to enforce the provisions hereof.

9.3          Purchaser Indemnification.

(a)         Subject to the provisions of this Article IX, from and after the Closing, Purchaser agrees to indemnify and hold harmless the US Equityholders from and against, and shall compensate and reimburse the US Equityholders for, all Losses suffered, incurred or sustained by the US Equityholders, or any of them, arising under or as a result of any of the following:

(i)            any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty contained in Article VI, or any certificate delivered by or on behalf of Purchaser in connection herewith;

(ii)           any failure by Purchaser or any of its Subsidiaries to perform or comply with any covenant or agreement applicable to Purchaser or any of its Subsidiaries contained in this Agreement; and

(iii)          any fraud, intentional misrepresentation or, with respect to covenants, willful breach of this Agreement, the Indian Equity Purchase Agreement or any certificate delivered by or on behalf of Purchaser in connection herewith or therewith by Purchaser, any of its Subsidiaries or any authorized representative thereof.

(b)         For the purpose of this Section 9.3, (i) when determining whether a breach has occurred of any representation, warranty, covenant or agreement given or made by Purchaser that is qualified or limited in scope as to material, material adverse effect, Purchaser Material Adverse Effect or any other materiality qualifications or limitations, account shall be taken of such qualifications and/or limitations; and (ii) following the occurrence of a breach, when determining the amount of any Losses resulting or arising from such breach, such qualifications and/or limitations shall be ignored.

(c)         Purchaser hereby agrees that the US Equityholders’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of Purchaser are part of the basis of the bargain contemplated by this Agreement and the Related Agreements; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the US Equityholders with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the US Equityholders shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the US Equityholders or any of their representatives (regardless of whether obtained through any investigation by any US Equityholder or any representative of any US Equityholder or through disclosure by Purchaser or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a US Equityholder or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.  For purposes of this Agreement, each statement or other item of information set forth in the Schedules delivered by Purchaser or any US Equityholder shall be deemed to qualify the representations and warranties made by Purchaser in this Agreement.

(d)         The US Equityholders’ indemnification rights pursuant to Section 9.3 shall be limited as follows:

(i)            The US Equityholders shall not be entitled to any recovery resulting from Section 9.3(a)(i) until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of the US Equityholders with respect to such matters exceeds the Basket; and in such event, US Equityholders shall, subject to the limitations set forth in Section 9.3(d)(ii), be entitled to be indemnified against and compensated and reimbursed for all

Losses that have been suffered or incurred by the US Equityholders, from the first dollar of Losses, including the Basket; provided, that the limitation set forth in this Section 9.3(d)(i) shall not apply to any indemnification claims for (i) any fraud, intentional misrepresentation or, with respect to covenants, willful breach or (ii) any breach (or alleged breach) of the Fundamental Representations.

(ii)                                  The maximum amount that the US Equityholders may recover from Purchaser for any Losses that have been suffered or incurred by the US Equityholders:

(A)                               under Section 9.3(a)(i) shall be limited to the General Cap; provided, that (i) in the case of any breach, alleged breach or inaccuracy of the Fundamental Representations of Purchaser, the maximum amount that the US Equityholders may recover from Purchaser shall be limited to the aggregate Consideration received by all US Equityholders pursuant to this Agreement and the Indian Equity Purchase Agreement (including any amounts received under Section 2.1(d) following the Closing) (not including indemnifiable amounts under this Section 9.3), in each case, except as provided for under Section 9.3(d)(ii)(C);

(B)                               under Section 9.3(a) (other than Section 9.3(a)(i)) shall be limited to the aggregate Consideration received by all Equityholders pursuant to this Agreement and the Indian Equity Purchase Agreement (including any amounts received under Section 2.1(d) following the Closing) (not including indemnifiable amounts under this Section 9.3), in each case, except as provided for under Section 9.3(d)(ii)(C); and

(C)                               in the case of fraud, intentional misrepresentation or, with respect to covenants, willful breach, there shall be no limit on the amount recoverable by the US Equityholders.

(iii)                               For the avoidance of doubt, if and solely to the extent the amount of a Loss is recovered by a US Equityholder through the actual payment of a payable claim hereunder to such US Equityholder, the same amount of such Loss shall not be recovered again by such US Equityholder by reason of such Loss being subject to indemnification under more than one provision of this Agreement, but, in the case of the immediately preceding clauses, the amount, if any, of Loss that exceeds the amount already recovered under such clause shall be recoverable on and subject to the terms and conditions of this Article IX.

9.4                               Notice; Defense of Claims.  Any Indemnified Party may make claims for indemnification hereunder by giving prompt written notice thereof to the Equityholders’ Representative, in the case of claims made by a Purchaser Indemnified Party, or to Purchaser, in the case of claims made by a US Equityholder.  If indemnification is sought for a claim by or in respect of any third party, the Indemnified Party shall also give the Equityholders’ Representative or Purchaser, as the applicable Indemnifying Party, a Claim Notice as to which such Indemnified Party may request indemnification hereunder or as to which the Basket may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Indemnified Party learns of such claim; provided, however, that the failure to do so shall not relieve the Indemnified Party from any Liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  In the case of any third party claim, the Equityholders’ Representative or Purchaser, as or on behalf of the applicable Indemnifying Parties, shall have the right to direct, through counsel reasonably determined by it, the defense or settlement of any such claim; provided, however, that prior to the Indemnifying Party assuming control of such defense, it shall first verify in writing to the Indemnified Party that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all Liabilities relating to such third party claim and that it shall provide full indemnification (subject to the limitations on the

Indemnifying Party’s obligations to provide indemnification as may be set forth herein) to the Indemnified Party with respect to such third party claim by paying any resulting Losses directly to the parties entitled thereto upon resolution of such claims; provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if and to the extent the Indemnifying Party is determined to have to pay Losses to the Indemnified Party, if the third party claim which the Indemnifying Party seeks to assume control:  (i) seeks non-monetary relief or, in the case of a Governmental Body, the imposition of a fine or other disciplinary remedy, (ii) involves criminal or quasi-criminal allegations, (iii) involves a Customer or Supplier or (iv) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend.  If the Equityholders’ Representative or Purchaser, as or on behalf of the applicable Indemnifying Parties, elects to assume the defense of any such claim, the Equityholders’ Representative or Purchaser, as applicable, shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense.  If the Equityholders’ Representative or Purchaser, as or on behalf of the applicable Indemnifying Parties, elects not to defend or if, after commencing or undertaking any such defense, the Equityholders’ Representative or Purchaser, as applicable, fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense.  If the Equityholders’ Representative or Purchaser, as or on behalf of the applicable Indemnifying Parties, does not so assume control of such defense, the Indemnified Party shall control such defense.  The Non-controlling Party may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim.  The Non-controlling Party shall provide, and shall cause Purchaser, the Company and its Subsidiaries or the US Equityholders to provide, as applicable, the Controlling Party and its counsel with access to its records and personnel relating to any such third party claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof.  If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Controlling Party consents in writing to such payment.  If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon, then the Controlling Party shall give the Non-controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to approve (such approval not to be unreasonably withheld, conditioned or delayed) the settlement of such Proceeding; provided, that in the case where the Controlling Party is Purchaser, Purchaser may settle any such claim without the approval of the Equityholders’ Representative or any other Person, but such settlement of any such claim shall not be determinative of the amount of Losses relating to such matter except to the extent the settlement reduces the amount of the Losses.

9.5                               Remedies Exclusive.  This Article IX shall constitute the sole and exclusive remedy after the Closing for recovery of Losses by any Indemnified Party as a result of breaches of representations and warranties by any party contained in this Agreement, and any covenant, obligation or agreement to be performed by a party after the Closing under this Agreement; provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of any Indemnified Party (a) in the case of fraud, intentional misrepresentation or, with respect to covenants, willful breach (except as provided for in Section 9.2(f)(ii)(C)), or (b) with respect to specific performance, injunctive and other equitable relief.

9.6                               Treatment of Indemnity Payments.  Except as required by applicable Laws, all payments made pursuant to this Article IX shall be treated as adjustments to the Consideration for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

9.7                               Offsets.  The Purchaser Indemnified Parties’ right to indemnification pursuant to this Article IX on account of any Losses will be reduced by all insurance proceeds actually received by the Purchaser Indemnified Parties under any Insurance Tails or other third party indemnification or contribution proceeds actually received by the Purchaser Indemnified Parties under Contracts to which the Company or one of its

Subsidiaries is a party as of the Closing Date, in each case in respect of those Losses, net of applicable costs and expenses involved in seeking such recovery (including increases in premiums relating thereto).  Purchaser shall use good faith efforts to seek such recovery from such insurance providers or third party indemnities as if this Article IX did not exist.

9.8                               Mitigation.  Each party hereto shall use, and shall cause its respective Affiliates (and their respective officers, directors, managers, partners, employees, agents and representatives) to use, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses.

ARTICLE X
EQUITYHOLDERS’ REPRESENTATIVE

10.1                        Appointment.  The Equityholders’ Representative shall have full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by the Equityholders’ Representative.  The Equityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and any Related Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement or any Related Agreement by the Equityholders’ Representative, interpreting all of the terms and provisions of this Agreement or any Related Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Equityholders’ Representative in connection with this Agreement, defending all indemnity claims pursuant to Article IX (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Purchaser, the Company and their respective agents regarding such claims, dealing with Purchaser and the Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

10.2                        Authorization.  Each US Equityholder hereby authorizes the Equityholders’ Representative to:

(a)                           after the Closing, receive all notices or documents given or to be given to such US Equityholder pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement or any Related Agreement;

(b)                           engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the transactions contemplated hereby or thereby, as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate; and

(c)                            take such action as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate in respect of:  (i) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto; (ii) taking such other action as the Equityholders’ Representative is authorized to take under this Agreement or any Related Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Equityholders’ Representative, required under this Agreement or any Related Agreement; and (iv) all such actions as may be necessary to carry out the responsibilities of the Equityholders’ Representative contemplated by this Agreement or any Related Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to Article IX and any waiver of any obligation of Purchaser or the Company (following the Closing).

10.3                        Orders.  The Equityholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Holdback Amount.  If any portion of the Holdback Amount is disbursed to the Equityholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Equityholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Equityholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any US Equityholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

10.4                        Removal of Equityholders’ Representative; Authority of Equityholders’ Representative.  A majority in interest of the US Equityholders (measured by a majority of the US Pro Rata Portions of the Equityholders) shall have the right at any time to remove the then-acting Equityholders’ Representative and to appoint a successor Equityholders’ Representative; provided, however, that neither such removal of the then acting Equityholders’ Representative nor such appointment of a successor Equityholders’ Representative shall be effective until the delivery to the Purchaser of executed counterparts of a writing signed by such majority in interest of the US Equityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Equityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Equityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Equityholders’ Representative.  Each successor Equityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Equityholders’ Representative, and the term “Equityholders’ Representative” as used herein shall be deemed to include any interim or successor Equityholders’ Representative.

10.5                        Irrevocable Appointment.  Subject to Section 10.4, the appointment of the Equityholders’ Representative hereunder is irrevocable and any action taken by the Equityholders’ Representative pursuant to the authority granted in this Article X shall be effective and absolutely binding as the action of the Equityholders’ Representative under this Agreement.  Such appointment shall occur immediately following the Closing.

10.6                        Tax Reporting.  The parties agree that all Tax reporting to the US Equityholders or withholding on behalf of the US Equityholders required of Purchaser with respect to payments made by the Equityholders’ Representative or its payments affiliate will be performed by the Equityholders’ Representative or its payments affiliate on Purchaser’s behalf.

ARTICLE XI
GENERAL PROVISIONS

11.1                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

If to Purchaser or the Company (following the Closing), to each of the following:

Virtusa Corporation
2000 West Park Drive,
Westborough, MA 01581

Attention:  General Counsel
Facsimile:  (508) 389-7224

Email:  ptutun@virtusa.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210
Attention:  John J. Egan III; Joseph C. Theis Jr.; Jason Breen
Facsimile:  (617) 801-8864
Email:  jegan@goodwinlaw.com; jtheis@goodwinlaw.com;

jbreen@goodwinlaw.com

If to the Equityholders’ Representative or any Equityholder, to:

Aniruddha Gadre

1782 Spumante Pl

Pleasanton, CA 94566
Email:  agadre@me.com

with a copy (which shall not constitute notice) to:

P&A Law Offices

1st Floor

Dr Gopal Das Bhavan

28 Barakhamba Road

New Delhi 110 001

Attention:  Anand S. Pathak

Email:  apathak@palaw.in

Womble Bond Dickinson

2479 East Bayshore Rd, Suite 290

Palo Alto, CA, US 94303
Attention:  Jay Landrum
Facsimile:  (408) 703-5429
Email:  jay.landrum@wbd-us.com

11.2                        Disclosure Schedules.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Purchaser, the Company or any Equityholder, as applicable, in this Agreement or the Indian Equity Purchase Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Purchaser, the Company, the Equityholders or the Equityholders’ Representative on behalf of the Equityholders, as applicable.  The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where the relevance of such disclosure is reasonably apparent solely on the face of such Schedules (without review of any document referred to therein).  The information contained in the Schedule is solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereof whatsoever, including of any obligation, violation of Law, liability or breach of any agreement.

11.3                        Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Equityholders’ Representative (in the case of Purchaser) or Purchaser (in the case of any other party); provided, however, that Purchaser and its Affiliates (including the US Company following the Closing) may assign this Agreement without the consent of any other party to any bona fide purchaser of Purchaser or any of its Affiliates or to any lender of Purchaser or its Affiliates (including the US Company) as collateral security.

11.4                        Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.5                        Interpretation.  Unless a clear contrary intention appears:  (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

11.6                        Fees and Expenses.  Except as otherwise set forth in this Agreement, each of Purchaser, on the one hand, and the Company and the Equityholders, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, any Related Agreement and any other agreement contemplated hereby.

11.7                        Choice of Law/Consent to Jurisdiction.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any Proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), waives any objection to the laying of venue of any such Proceeding in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such Proceeding brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware (pursuant to clause (b) below or otherwise), to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Notwithstanding any of the foregoing, the calculations made in the Closing Statement shall be resolved in accordance with the provisions of Section 2.6.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.8                        Amendment.  This Agreement may be amended only by a written instrument executed by the Equityholders’ Representative and Purchaser.

11.9                        No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

11.10                 Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

11.11                 Specific Performance.  Each party agrees that in the event of a breach of this Agreement by such party, money damages may be inadequate and the other party may have no adequate remedy at law.  Accordingly, each party agrees that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance.  If any such action is brought by a party to enforce this Agreement, the other party hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

11.12                 Miscellaneous.  This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, including that certain Letter of Intent dated October 23, 2017.  This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Any signature page delivered electronically or by facsimile (including transmission by Portable Document

Format or other fixed image form) shall be binding to the same extent as an original signature page.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.13                 Extension; Waiver.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

11.14                 Currency Values.  For purposes of this Agreement, any amount that is held in a foreign currency by the Company or any of its Subsidiaries shall be converted into United States Dollars (the “Currency Value”) on the basis of the value that is listed with respect to such foreign currency in the page labeled as “Currencies” at www.reuters.com/finance/currencies or the page (or listing) that is the successor thereto as of the specific time and date specified in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

US COMPANY:	ETOUCH SYSTEMS CORP.

	By:	/s/Aniruddha Gadre
		Name:	Aniruddha Gadre
		Title:	CEO

EQUITYHOLDERS’ REPRESENTATIVE:

/s/Aniruddha Gadre
Aniruddha Gadre, in his capacity as Equityholders’ Representative

US EQUITYHOLDERS:

/s/Aniruddha Gadre
Aniruddha Gadre

THE GADRE FAMILY MULTIGENERATIONAL TRUST

	By:	/s/Ann Rosevear
		Name:	Ann Rosevear
		Title:	Trustee

/s/Phaneesh Murthy
Phaneesh Murthy

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

PURCHASER:	VIRTUSA CORPORATION

	By:	/s/Ranjan Kalia
		Name:	Ranjan Kalia
		Title:	EVP & CFO